UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under §240.14a-12

PROVIDENT FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
No fee required.
Fee paid previously with preliminary materials.
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

239 Washington Street Jersey City, New Jersey 07302

Dear Fellow Stockholder:

I am pleased to invite you to participate in the 2023 Annual Meeting of Stockholders of Provident Financial Services, Inc., which will be held virtually on Thursday, April 27, 2023, at 10:00 a.m., local time. The virtual meeting platform provides for the safe execution of the Annual Meeting in the continuing COVID-19 environment. Information on how you can participate in the virtual Annual Meeting can be found on page 71 of the proxy statement.

At our Annual Meeting you will be asked to elect three directors, approve on an advisory (non-binding) basis the compensation paid to our named executive officers, approve on an advisory (non-binding) basis the frequency of stockholder voting on the compensation paid to our named executive officers, and ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023.

Your vote is very important regardless of the number of shares you own. Whether or not you plan to participate in the Annual Meeting, I encourage you to promptly submit your vote by Internet, telephone or mail, as applicable, to ensure that your shares are represented at our Annual Meeting.

On behalf of the board of directors, officers and employees of Provident Financial Services, Inc., we thank you for your continued support.

Sincerely,

Christopher Martin
Executive Chairman
March 17, 2023

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Notice of
Annual Meeting of Stockholders

Virtual Meeting Information

THURSDAY, APRIL 27, 2023

10:00 a.m., Local Time

www.virtualshareholdermeeting.com/PFS2023

NOTICE IS HEREBY GIVEN THAT the 2023 Annual Meeting of Stockholders of Provident Financial Services, Inc. will be held in a virtual format on Thursday, April 27, 2023, at 10:00 a.m., local time, to consider and vote upon the following matters:

1.	The election of three nominees named in the attached Proxy Statement to serve as directors, each for a three-year term.
2.	An advisory (non-binding) vote to approve the compensation paid to our named executive officers.
3.	An advisory (non-binding) vote on the frequency of stockholder voting on executive compensation.
4.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023.
5.	The transaction of such other business as may properly come before the Annual Meeting, and any adjournment or postponement of the Annual Meeting.

The board of directors of Provident Financial Services, Inc. established March 1, 2023 as the record date for determining the stockholders who are entitled to notice of, and to vote at the Annual Meeting, and any adjournment or postponement of the Annual Meeting.

You may participate in the virtual Annual Meeting via the internet at www.virtualshareholdermeeting.com/PFS2023 by using the 16-digit control number included on your proxy card, voting instruction form or notice received by you.

Your vote is very important. Please submit your proxy as soon as possible via the Internet, telephone or mail, as applicable. Stockholders of record who participate in the Annual Meeting may vote electronically, even if they have previously mailed or delivered a signed proxy or voted by Internet or telephone.

By Order of the Board of Directors

John Kuntz, Esq.
Corporate Secretary
Jersey City, New Jersey

Review your proxy statement and vote in one of four ways:

INTERNET Visit the website on your proxy card	BY TELEPHONE Call the telephone number on your proxy card	BY MAIL Sign, date and return your proxy card in the enclosed envelope	DURING THE ANNUAL MEETING www.virtualshareholdermeeting.com/PFS2023

Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

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Internet Availability of Proxy Materials

We are relying upon a U.S. Securities and Exchange Commission rule that allows us to furnish proxy materials to stockholders via the Internet. As a result, beginning on or about March 17, 2023, we sent by mail or e-mail a Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders, via the Internet and how to vote. Internet availability of our proxy materials is designed to expedite receipt by stockholders and lower the cost and environmental impact of our Annual Meeting. However, if you received such a notice and would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice Regarding the Availability of Proxy Materials.

If you received your proxy materials via e-mail, the e-mail contains voting instructions, including a control number required to vote your shares, and links to the Proxy Statement and the Annual Report to Stockholders on the Internet. If you received your proxy materials by mail, the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders are enclosed.

If you hold our common stock through more than one account, you may receive multiple copies of these proxy materials and will have to follow the instructions for each in order to vote all of your shares of our common stock.

Important Notice Regarding the Availability of Proxy Materials
for the 2023 Annual Meeting of Stockholders to be Held in a Virtual Format on April 27, 2023.
Our Proxy Statement and 2022 Annual Report to Stockholders are available at www.proxyvote.com.

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Proposal 1 Election of Directors

General

The board of directors of Provident Financial Services, Inc. (“Provident” or “company”) currently consists of thirteen members and is divided into three classes, with one class of directors elected each year. Each member of our board of directors also serves as a director of Provident Bank. Directors are elected to serve for a three-year term and until their respective successors shall have been elected and qualified.

Three directors will be elected at the Annual Meeting to serve for a three-year term and until their respective successors shall have been elected and qualified. On the recommendation of our Governance/Nominating Committee, our board of directors nominated Terence Gallagher, Edward J. Leppert and Nadine Leslie for election as directors at the Annual Meeting. Two current directors, Messrs. Adamo and Hernandez, will discontinue their service on the board of directors following the expiration of their term at the Annual Meeting. Following the Annual Meeting, the board of directors will reduce the size of the board to eleven members.

All of the nominees for election at the Annual Meeting currently serve as directors of Provident and Provident Bank, and other than Ms. Leslie, each nominee was previously elected by our stockholders. Ms. Leslie was recommended by the non-management directors and appointed to the boards of directors of Provident and Provident Bank in 2021. No arrangements or understandings exist between any nominee and any other person pursuant to which any such nominee was selected. Unless authority to vote for any or all of the nominees is withheld, it is intended that the shares represented by each fully executed Proxy Card will be voted “FOR” the election of all nominees.

Each of the nominees has consented to be named a nominee. In the event that any nominee is unable to serve as a director, the persons named as proxies will vote with respect to a substitute nominee designated by our current board of directors. At this time, we know of no reason why any of the nominees would be unable or would decline to serve, if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

Board of Directors

Our board of directors is comprised of individuals with considerable and varied business experiences, backgrounds, skills and qualifications. Collectively, they have a strong knowledge of our company’s business, strategy and markets and are committed to enhancing long-term stockholder value.

Our Governance/Nominating Committee is responsible for identifying and selecting director candidates whose skills meet the evolving needs of our board of directors. Director candidates must have the highest personal and professional ethics and integrity. Additional criteria weighed by the Governance/Nominating Committee in the director identification and selection process include the relevance of a candidate’s experience to our business, enhancement of the diversity of perspectives of our board, the candidate’s independence from conflict or direct economic relationship with our company, and the candidate’s ability and willingness to devote the proper time to prepare for, attend and participate in meetings. The Governance/Nominating Committee also takes into account whether a candidate satisfies the criteria for independence under our Independence Standards and the New York Stock Exchange listing standards, and if a nominee is sought for service on the Audit Committee, the financial and accounting expertise of a candidate, including whether the candidate qualifies as an Audit Committee financial expert.

While the Governance/Nominating Committee does not have a formal policy regarding diversity, when assessing potential director nominees, gender, racial and ethnic diversity, as well as different perspectives and experience are considered to enhance the deliberation and strategic decision-making processes of our board of directors. Currently, 15% of our directors are women and 15% designate themselves as racially or ethnically diverse.

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The age and business experience of each of our nominees for election as directors, and our incumbent directors, and directorships held by them with other public companies during the past five years, as well as their qualifications, attributes and skills that led our board of directors to conclude that each such person should serve as a director are as follows:

Nominees:

TERENCE GALLAGHER
Age 67	INDEPENDENT Director since: 2010 Term Expires: 2023 Committees: • Compensation and Human Capital • Governance/ Nominating • Technology

Biography:

Mr. Gallagher is President of Battalia Winston, a national executive search firm headquartered in New York, New York. He has served on the Americas Board for the Association of Executive Search Consulting Firms and the Advisory Committee for the New Jersey Chapter of the National Association of Corporate Directors. Mr. Gallagher’s considerable background in human capital management, management succession planning, executive recruitment and retention and executive compensation provides valuable experience to our board of directors.

EDWARD J. LEPPERT
Age 62	INDEPENDENT Director since: 2020 Term Expires: 2023 Committees: • Audit • Compensation and Human Capital

Biography:

Mr. Leppert is a certified public accountant and founder of Leppert Group LLC, and has been in public practice since 1986. He was formerly Chairman of the Board of both SB One Bancorp and SB One Bank. His experience with audit, financial reporting and disclosure and Environmental, Social and Governance issues, as well as his knowledge of the customers and communities in the northern New Jersey marketplace are beneficial to the board of directors. Mr. Leppert qualifies as an Audit Committee financial expert.

NADINE LESLIE
Age 60	INDEPENDENT Director since: 2021 Term Expires: 2023 Committees: • Audit • Risk

Biography:

Ms. Leslie formerly served as Chief Executive Officer of SUEZ North America, an American water service company. Ms. Leslie serves on the board of trustees of Hackensack Meridian Health Network, the board of directors of Montclair State University Foundation, the board of directors of Seven Seas Water Group, and is a strategic consultant for T&M Associates, a civil engineering firm. Ms. Leslie’s extensive industry experience leading a regulated organization with vast operations and multiple business units strengthens our boards’ breadth of talent and depth of knowledge.

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Incumbent Directors:

ROBERT ADAMO
Age 68	INDEPENDENT Director since: 2016 Term Expires: 2023 Committees: • Audit • Risk

Biography:

Mr. Adamo retired from the international public accounting and consulting firm of Deloitte LLP after a 40-year career where he served as a senior partner and as a member of the board of directors. Mr. Adamo is a certified public accountant and his diverse background and broad experience in public accounting enhances our board of directors’ oversight of audit, financial reporting and disclosure issues, and he qualifies as an Audit Committee financial expert. Mr. Adamo has elected not to be re-nominated and his service on the board of directors will end following the Annual Meeting.

JAMES P. DUNIGAN
Age 70	INDEPENDENT Director since: 2018 Term Expires: 2025 Committees: • Compensation and Human Capital • Governance/ Nominating • Risk

Biography:

Mr. Dunigan has over 30 years of financial services and investment industry experience having served in executive leadership roles with PNC Asset Management Group, and as Interim Chief Investment Officer of the Pennsylvania State Treasury. Mr. Dunigan is a member of the board of directors of the Philadelphia Chapter of the National Association of Corporate Directors and is a member of the board of trustees of the Legacy Foundation of the Union League of Philadelphia. His extensive experience in the financial services industry, and particularly in asset and wealth management is a strategic asset to the board of directors.

FRANK L. FEKETE
Age 71	INDEPENDENT Director since: 2003(1) Term Expires: 2025 Committees: • Audit • Governance/ Nominating

Biography:

Mr. Fekete is a certified public accountant and the Managing Partner of the accounting firm of Mandel, Fekete & Bloom, CPAs, located in Jersey City, New Jersey. He serves as chairman of the board of trustees of the Hackensack Meridian Health Network, chair of the board of trustees of St. Peter’s University, and as member of the board of trustees of John Cabot University in Rome, Italy. He has over 40 years of public accounting experience, including supervision of audits of public companies. His experience benefits our board of directors in its oversight of audit, financial reporting and disclosure issues, and Mr. Fekete qualifies as an Audit Committee financial expert.

(1)	Mr. Fekete has served on the board of directors of Provident Bank since 1995.

URSULINE F. FOLEY
Age 62	INDEPENDENT Director since: 2019 Term Expires: 2024 Committees: • Risk • Technology

Biography:

Ms. Foley has over 30 years of global experience in financial services and technology, having most recently served as Chief Corporate Operations Officer, Chief Information Officer, Chief Data Officer and Managing Director with XL Group. Ms. Foley is a member of the board of directors of Greenlight Re, a global specialty property and casualty reinsurer and she also serves on a private European board (DOCOsoft), which provides claims management services to Lloyds Syndicates. She also serves on a number of not-for-profit and advisory boards, including the Connecticut Chapter of the National Association of Corporate Directors. She formerly served on the advisory boards for the University of Bridgeport and Rutgers University Cyber Security. Ms. Foley’s extensive global experience in financial services and technology will strengthens our boards’ breadth of talent and depth of knowledge.

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MATTHEW K. HARDING
Age 59	INDEPENDENT Director since: 2013 Term Expires: 2025 Committees: • Compensation and Human Capital • Technology

Biography:

Mr. Harding is Chief Executive Officer and a member of the board of directors of Levin Management Corporation, a leading retail real estate services firm. Mr. Harding serves as Vice President of The Philip and Janice Levin Foundation and as a member of the board of trustees of the Gill St. Bernard’s School. Mr. Harding’s experience provides our board of directors with a comprehensive understanding of the real estate markets from both a competitive and a credit risk perspective.

CARLOS HERNANDEZ
Age 73	INDEPENDENT LEAD DIRECTOR(1) Director since: 2003 Term Expires: 2023 Committees: • Governance/ Nominating

Biography:

Mr. Hernandez is retired. He previously served as President of New Jersey City University, located in Jersey City, New Jersey. Mr. Hernandez currently serves as Lead Director and as Chair of the board of directors of The Provident Bank Foundation. As a former university president and civic leader, he provides the board of directors with executive leadership skills and a broader market perspective. Mr. Hernandez will retire from the board of directors following the Annual Meeting.

(1)	Mr. Hernandez has served on the board of directors of Provident Bank since 1996.

ANTHONY J. LABOZZETTA
Age 59	PRESIDENT & CEO Director since: 2020 Term Expires: 2025

Biography:

Mr. Labozzetta has been President and Chief Executive Officer of Provident and Provident Bank since January 2022. Prior to that time he served as President and Chief Operating Officer of Provident and Provident Bank since August 2020. He was previously President and Chief Executive Officer of SB One Bancorp and SB One Bank since January 2010. He was previously Executive Vice President of TD Bank from 2006 to 2010. Prior to his banking career, he was a certified public accountant with Deloitte LLP. Mr. Labozzetta’s over 30-year banking experience brings executive leadership experience and an extensive and diverse knowledge of the banking business to our board of directors.

CHRISTOPHER MARTIN
Age 66	EXECUTIVE CHAIRMAN Director since: 2005 Term Expires: 2024

Biography:

Mr. Martin has served as Executive Chairman since January 2022. Prior to that time he served as Chief Executive Officer of Provident and Provident Bank since August 2020. He previously served as Chief Executive Officer and President since September 2009. He serves on the board of directors of the Federal Home Loan Bank of New York and previously served on the board of directors of the New Jersey Bankers Association. He also serves on the board of trustees and executive committee for Elon University. Mr. Martin’s extensive executive leadership and banking experience and his knowledge of financial markets and investments enhance the breadth of experience of our board of directors.

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ROBERT MCNERNEY
Age 64	INDEPENDENT Director since: 2020 Term Expires: 2024 Committees: • Risk

Biography~~:~~

Mr. McNerney is the owner of a real estate company, McNerney & Associates, Inc. which provides appraisal, management, brokerage and development services throughout northern New Jersey and New York. He is a licensed appraiser and real estate broker in New Jersey and New York, and holds an MAI and SRA designation from the Appraisal Institute. He holds a CRE designation from the Counselors of Real Estate, which is awarded to individuals nominated by their peers who possess broad experience in the commercial real estate business. Mr. McNerney’s broad experience in the real estate markets and as a business owner provides the company valuable insight into current markets.

JOHN PUGLIESE
Age 63	INDEPENDENT Director since: 2014 Term Expires: 2024 Committees: • Compensation and Human Capital • Governance/ Nominating • Technology

Biography:

Mr. Pugliese previously served as Chief Executive Officer of Motor Management Corporation. Prior to that, he served as EVP and Head of Retail Banking for the Bank of New York Mellon. Mr. Pugliese is a member of the board of directors of Computershare Trust Company, NA and the board of trustees of St. Peter’s Prep. He formerly served as Chairman of the board of directors of Buzz Points (formerly Fisoc, Inc.), and as a member of the board of directors of Vertose Company, Ltd. He previously served as Chairman of the Better Business Bureau of Metropolitan New York, and as Chairman of Team Capital Bank, as well as on the Board of Regents of St. Peter’s University. Mr. Pugliese’s extensive banking and management experience and knowledge of the retail credit markets enhances the overall experience and qualifications of our board of directors.

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Executive Officers

The age and business experience of Provident’s executive officers who are not directors are as follows:

James A. Christy

Age 55

Mr. Christy has been Executive Vice President and Chief Risk Officer of Provident Bank since February 2018, and prior to that time he was Senior Vice President and Chief Risk Officer since January 2012.

Robert Capozzoli

Age 52

Mr. Capozzoli has been Senior Vice President and Chief Marketing Officer since 2019, and prior to that time he was First Vice President and Marketing Director since 2015.

Vito Giannola

Age 46

Mr. Giannola has been Executive Vice President – Chief Retail Banking Officer since August 2020. Prior to that time, he was Senior Executive Vice President and Chief Banking Officer of SB One Bank since March 2018.

Brian Giovinazzi

Age 68

Mr. Giovinazzi has been Executive Vice President and Chief Credit Officer of Provident Bank since December 2008.

John Kuntz

Age 67

Mr. Kuntz has been Senior Executive Vice President, General Counsel and Corporate Secretary of Provident and Senior Executive Vice President and Chief Administrative Officer of Provident Bank since January 2019, and prior to that time, he was Executive Vice President, General Counsel and Corporate Secretary of Provident and Executive Vice President and Chief Administrative Officer of Provident Bank since January 2011.

George Lista

Age 63

Mr. Lista has been President and Chief Executive Officer of Provident Protection Plus, Inc. (formerly SB One Insurance Agency, Inc.), a wholly owned subsidiary of Provident Bank, since 2001. Mr. Lista has over 35 years of experience in the insurance industry.

Thomas M. Lyons

Age 58

Mr. Lyons has been Senior Executive Vice President and Chief Financial Officer of Provident and Provident Bank since January 2019, and prior to that time, he was Executive Vice President and Chief Financial Officer of Provident and Provident Bank since January 2011.

Bennett MacDougall

Age 51

Mr. MacDougall has been Senior Vice President and General Counsel of Provident Bank, General Counsel of Beacon Trust, and Deputy General Counsel of Provident Financial Services, Inc. since August 2021. He previously served as Managing Director and Associate General Counsel of The Bank of New York Mellon since 2015.

Valerie O. Murray

Age 48

Ms. Murray has been President of Beacon Trust Company, a wholly owned subsidiary of Provident Bank, since February 2017, and Executive Vice President and Chief Wealth Management Officer of Provident Bank since January 2019. Prior to that time, she was Senior Vice President and Chief Wealth Management Officer of Provident Bank since February 2017. She previously served as Chief Operating Officer of Beacon Trust Company since January 2016.

Frank S. Muzio

Age 69

Mr. Muzio has been Executive Vice President and Chief Accounting Officer of Provident Bank since February 2018, and prior to that time, he served as Senior Vice President and Chief Accounting Officer since 2011.

Carolyn Powell

Age 57

Ms. Powell has been Executive Vice President and Chief Human Resources Officer since March 2020. She previously served as Vice President, Human Resources for Conduent, a leading business services and solutions company since 2017. Prior to that time she was a Director of Human Resources with Horizon Blue Cross Blue Shield of New Jersey.

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Walter Sierotko

Age 59

Mr. Sierotko has been Executive Vice President – Chief Lending Officer since April 2020, and prior to that time was Executive Vice President – Commercial Real Estate since November 2015. He previously held positions with Wells Fargo, Bank of New York and HSBC.

Ravi Vakacherla

Age 50

Mr. Vakacherla has been Executive Vice President, Chief Digital and Innovation Officer since July 2022. Prior to that time, he was Executive Vice President, Chief Transformation Officer with People’s United Bank.

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Environmental, Social and Governance (“ESG”) Matters

Our board of directors and management are committed to maintaining sound corporate governance principles and the highest standards of ethical conduct. The board’s main responsibility is the oversight of the company’s management team, and the board has taken measures to ensure that the board’s composition, organization, and operation are designed to deliver strong performance for the company’s stockholders. We are in compliance with applicable corporate governance laws and regulations.

Our company is keenly aware of its responsibilities as a good corporate citizen to all of its stakeholders: its stockholders, customers, employees, and the communities we serve and in which we live and work. Among these responsibilities are the maintenance of ethical business practices in our everyday business dealings, adherence to transparency in our corporate governance protocols, an ongoing focus on diversity and inclusion in our employment practices, and a recognition of the long-term benefits associated with reliance on sustainable resources in the operation of our branch banking offices and support locations. Provident is also cognizant of the challenges posed by the transition to a lower-carbon economy, and the potential impact of climate change on our business and our customers.

BOARD OVERSIGHT AND ESG COUNCIL

Our Governance/Nominating Committee leads oversight of the company’s ESG efforts. The Compensation and Human Capital and Risk Committees also play a critical role in overseeing elements of our ESG strategies.

The company formed its ESG Council in 2021. The ESG Council is led by Provident Bank’s General Counsel, and consists of senior representatives from the business as well as control functions. The aim of the ESG Council is to provide guidance to the organization with respect to industry best practices, emerging regulatory and corporate governance developments, and to better inform investors, customers, employees, and stakeholders of the company’s commitment to ESG issues. The ESG Council reports regularly to the Governance/Nominating Committee, the President and Chief Executive Officer and the executive leadership team, regarding the work of the Council and the progress it has made in building and implementing the ESG program.

SOCIAL RESPONSIBILITY

Employee Experience

Attracting Top Talent

Provident has 1,124 full-time and 29 part-time employees. As part of our ongoing efforts to attract qualified, motivated, and diverse employees, Provident has adopted best-in-class practices so that underrepresented talent is consistently presented to hiring managers. We have expanded our recruitment reach to include additional local colleges, universities, and career fairs. We have also enhanced the employee onboarding process through automation and streamlined manager and employee tools. Provident tracks the employee-onboarding life cycle and partners with leaders to attract candidates who will be a good cultural fit for Provident.

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Talent Review, Development and Succession Planning

Provident leadership engages in development discussions with employees to better clarify career aspirations, shares general feedback, and creates plans to help employees reach their career aspirations and achieve performance goals. Provident works with its leaders to help identify and cultivate employees that exhibit the guiding principles all future Provident leaders should exemplify. We also continually evaluate succession plans to ensure smooth continuity of leadership.

Leadership Development Programs

We recognize that strategic leadership development training provides an opportunity for first–level supervisors up to executive leaders to learn key skills that translate into successful business results. People leaders are offered a combination of instructor-led and web-based training on a variety of topics including but not limited to communication, performance management and talent management for leaders and future leaders. In 2022, we launched the Provident LEAD program, a leadership development program for high potential senior management in support of our succession management plans.

Internship Programs

Provident offers internship opportunities to students seeking a career in financial services. In 2022, we provided internship opportunities for 30 college students. During the ten-week program, students had the opportunity to work in various lines of business across the organization. Interns benefited from training, coaching, and mentoring, and interacting with executive leaders. Also in 2022, in continued partnership with INROADS, we reinforced the Bank’s commitment to diversity and inclusion. The partnership with INROADS offers internship opportunities to college students. INROADS is a leader in advancing underserved youth in corporate America. They offer talented, underrepresented youth a pathway from high school to college and throughout their career that helps to close opportunity and wealth gaps.

Employee Recognition Programs

The R.O.C. (“Recognizing Outstanding Commitment”) Awards Program is the company’s internal award program created to acknowledge and reward employees for exhibiting behaviors that support the mission, goals, values, initiatives, and Guiding Principles of our organization when interacting with internal and external customers. We recognize and reward several amazing employees every month who consistently go above and beyond in their day-to-day contribution to our organization. In 2022, 262 employees received ROC awards.

Volunteer Programs

“Commit to Care” is an employee engagement program that provides employees of the company with opportunities to contribute their unique talents, skills, and knowledge toward improving their communities. Through education, volunteerism, and meaningful engagement, participants aspire to bring about positive change. The company provides paid time off for volunteering that takes place during business hours. As part of the company’s benefits package, employees may donate up to 15 hours per year toward a charitable, civic, or school organization.

In 2022, we recorded more than 1,600 volunteer hours donated to over 100 organizations.

Jeans Days resulted in over $15,000 in donations in support of the American Heart Association (heart health), Doctors Without Borders & Save the Children (humanitarian aid to Ukraine), Hudson Pride Center & Bradbury-Sullivan LGBT Community Center (Pride Month/LGBT youth), Oasis (economic self-sufficiency for women and children), and Warrior Strong (veterans).

Employee Well Being and Benefits

Work-Life Integration Programs

Rather than drawing a line between work-life and personal life, we strive to provide employees with viable options that include volunteer time, paid vacation time and leave entitlements. Employees can also work with their managers to engage in several alternative work schedules based on the functions they perform. Options include some remote or hybrid work. As a company with strong ties to the community, we wholly support employees taking time to give back and encourage a healthy balance of vacation utilization so employees can take care of themselves, their families and create meaningful contributions when they are at work.

Financial Well-Being

We believe that an employee’s financial circumstance should not be an impediment to their access to education. Our Tuition Education Assistance Program provides for advance disbursement of up to $250 per credit up to 12 credits (maximum $3,000 per year) for undergraduate courses leading to an associate or bachelor’s degree. The program offers reimbursement of up to $500 per credit up to 12 credits (maximum $5,000 per year) for graduate courses leading to an MBA or Master’s business related degree.

Additionally, after three months of employment, employees can benefit from our Student Loan Paydown Program to assist with outstanding education debt. This program offers eligible employees the option to receive $100 per month, for up to 60 months (maximum $6,000) in the repayment of student loans. Employees may also be eligible to receive continuing education assistance and, for certain functions, the option to increase their base salary after the completion of professional certification programs.

Employees also share in our financial success while preparing for retirement through the Employee Stock Ownership Plan, or ESOP. The ESOP gives employees an opportunity to accumulate

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shares of our common stock and is 100% funded by the company. To further assist our employees with retirement planning, our 401(k) plan has a 25% company match on the first 6% of eligible compensation deferred.

Physical and Emotional Well-Being

In recognition of our on-going commitment to creating a healthier workplace for our employees, we were recognized as a gold award winner in Aetna’s Workplace Well-being program. In addition to our robust health and wellness benefits, we promote emotional well-being as a part of overall health. In 2022, we introduced TalkSpace for individuals to reach qualified mental health professionals through alternative text channels.

ProvidentWomen

The ProvidentWomen program was established in 2014 and is committed to providing the resources to allow all women in the company the opportunity to grow personally and professionally through education, networking events and volunteer opportunities in an environment of inclusion and acceptance. In 2022 ProvidentWomen hosted programs that equaled over 1000 employee hours. The program provided webinars which included topics like dressing for success, a fireside chat with a female CEO and situational awareness. In addition, employees were invited to a summer series focusing on succession planning that included an overview from our Chief HR Officer, career path insights from women in Information Technology and Commercial Lending and tips on internal job postings. ProvidentWomen also selected 15 women to enter a Leadership Development Program with three workshops and executive coaching. Additionally, ProvidentWomen hosted two in person events, a chat with male leadership and a golf clinic for customer–facing employees. ProvidentWomen gave back to the community with a diaper drive, school supply drive, toy drive and gift card drive for Oasis, A Haven for Women and Children. ProvidentWomen hosted a masterclass for 40 women at the center to help with resume building and interview skills.

Provident Salutes

In 2022 Provident announced the formation of our newest employee resource group (ERG), Provident Salutes. The Provident Salutes ERG is led by our very own proud veterans. The mission of Provident Salutes is to embrace the proud community of employee veterans, military family members, and military advocates, while providing a platform for education and support for veterans in the workplace. In addition, the ERG will develop and recommend programs to enrich veteran’s experiences, increase awareness of veterans contributions, expand Provident’s reach with veteran and military organizations in the community, and provide networking opportunities with veterans across the organization.

Diversity, Equity and Inclusion

Our Commitment to Diversity, Equity and Inclusion

We recognize the importance of maintaining a socially and culturally diverse employee base. Diversity in the workplace provides a unique opportunity to obtain a variety of perspectives, experiences and resources that better reflect the customers and communities we serve. We are proud of our diverse workforce, including the fact that women hold approximately 60% of all managerial positions. As part of our ongoing commitment to enhance the employee experience and promote diversity, equity and inclusion initiatives, we continue to develop initiatives that embrace diverse perspectives and further create an environment of inclusion and belonging.

Diversity is a thread throughout our culture, employee experience initiatives and our community. Under the direction of the HR and Diversity Business Partner, we implemented multiple programs and initiatives including launching diversity education for all employees designed to promote a work environment in which employees can work effectively with others, regardless of their background. Our Summer Intern Program recruitment had an emphasis on a broader applicant base, in partnership with INROADS and local universities and colleges, resulting in an intern class that was over 60% diverse students.

A diversity calendar was introduced to promote diverse holidays throughout the year for employees and customers. In partnership with several chambers of commerce and other organizations we are committed to share employment opportunities and expand diversity recruiting initiatives. In 2022 we announced the formation of our Diversity Council, serving as a cross-functional representation of our organization. Council members partner with organizational stakeholders on the development and implementation of DEI initiatives, which will align with our overall employee experience and business strategies. Lastly, we received the 2022 DEI Trailblazers Award in the category of “Emerging DEI Influencer”. The African American Chamber of Commerce and New Jersey Chamber of Commerce designated this award to recognize the efforts that we have made in multiple diversity areas as a company.

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Building A High Performing Culture

We have consistently described the fundamental values and strategies we use to grow our business. Adhering to these beliefs allows us to drive organic growth and manage our balance sheet in a safe and sound manner. Our performance and accomplishments are driven by our commitment to our employees, customers, communities, and stockholders. Fostering a high-performing culture enables us to stay ahead of our customers’ needs. We challenge our teams to be critical thinkers, problem solvers, and innovators. A vibrant culture also requires empathy and respect. Simply stated, our brand promise defines our relationships with our stakeholders and partners.

Elevating The Employee Experience

Ultimately, our people are the foundation of our success. Our employees have dedicated themselves to the pursuit of excellence by adopting our Guiding Principles and living our values every day. They are the ones who serve our customers and communities, execute our strategy, assess opportunities, manage risk, and drive innovation to enable us to build for the future.

Philanthropy: The Provident Bank Foundation (the “Foundation”)

The Foundation was established in January 2003 with an initial funding of $24.7 million and a mission to support not-for-profit groups, institutions, schools and other 501(c)(3) organizations that provide valuable services to the communities served by the company. Since inception, the Foundation has granted more than $30 million in funding support, helping communities across Provident Bank’s marketplace become happier, healthier, and safer. The Foundation remains steadfast in its commitment to strengthening and sustaining its relationship with communities in our marketplace by investing in nonprofit organizations whose missions align with its three Funding Priority Areas: Community Enrichment, Education, and Health, Youth & Families.

As of December 31, 2022, the Foundation had $19.6 million in total assets and for all of 2022 funded 194 grants for a total of $1.9 million. In 2021, the Foundation awarded 148 grants for a total of $1.2 million, which included more than $40,000 in grants in two counties that were added to Provident Bank’s footprint after the merger with SB One Bank-Sussex County, NJ and Queens County, NY.

•	Community Enrichment: the Foundation understands that a vibrant community is the cornerstone of a high quality of life. This is why we invest in those institutions that contribute to a sense of community and offer a diversity of programs that make people healthier, happier, and safer. To achieve these ideals and enrich our communities we fund programs that drive economic development, contribute to a more well-rounded community experience, and provide increased access to information and specialized learning opportunities.
•	Education: the Foundation believes that a good education requires strong academic support and curriculum development. To give people of all ages the tools and knowledge to succeed in an increasingly complex economy, we support innovative programming that expands access to, and improves the quality of, well-rounded educational experiences.
•	Health, Youth and Families: the Foundation is committed to encouraging better health, having youth reach their full potential, and making families stronger, three ingredients for better communities. This includes having a safe place to live, access to quality healthcare, enough food to eat, mentorship opportunities, and the right academic or professional outlets to enrich oneself. The Foundation supports innovative programs to ensure people of all ages and means have the ability to improve their quality of life.

Financial Literacy Efforts

EverFi

The company has partnered with global education technology leader EverFi to provide financial literacy programs to high schools within the communities we serve. Through the partnership, we were able to offer free access to over 20 digital courses in a wide variety of subjects to students in grades K through 12.

Financial Wellness Center

The company provides this online resource to provide visitors with an engaging learning experience relating to critical personal financial topics, such as building emergency savings, mortgage education and retirement planning.

Supporting Affordable Housing

The Community Reinvestment Act (“CRA”) encourages depository institutions to help meet the credit needs of the communities in which they operate, including low-and moderate-income neighborhoods, consistent with safe and sound banking operations.

Among its recent CRA activities, in 2022 the company awarded approximately $950,000 in funding multiple organizations as

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part of the New Jersey Department of Community Affairs, Neighborhood Revitalization Tax Credit Program. The nonprofit organizations used the funding to implement revitalization plans addressing housing and economic development, providing opportunities for entrepreneurs to start businesses and job training for local residents, as well as complementary activities such as social services, recreation activities, and open space improvements.

Provident has also made various donations to or under the State of New Jersey Neighborhood Revitalization Tax Credit Program, Pennsylvania Neighborhood Partnership and Senior Housing Crime Prevention Foundation. In December 2022, we donated an office building valued at approximately $1.8 million to New City Kids, a 501(c)(3) charitable organization that provides after-school programming for local low-income youth. The organization will use the facility to provide after-school programming and other services to the youth living in this low-to-moderate income community, including an after-school program and tutoring, as well as for its administrative offices. In addition to the donation, the Foundation has committed to providing funding/financing in the amount of $100,000 to assist with renovations needed to retrofit the building to suit the needs of and uses by New City Kids.

ENVIRONMENTAL RESPONSIBILITY

We take seriously our commitment to integrate environmentally conscious considerations into our business strategy and institutional values. Our ESG Council is responsible for developing and reporting to the board on our progress, and we continually evaluate our ESG initiatives in consultation with the Board. We know that advancements toward becoming a more sustainable enterprise tend to be incremental rather than sweeping, but we are confident that the introduction of practices to reduce our carbon footprint will enable us to grow our business in a responsible and sustainable way. We are exploring different ways in which we might lower or mitigate the effects of our business and operations on the climate.

The ESG Council will continue to assess opportunities to grow the business responsibly. We have endeavored to reduce our carbon footprint at our administrative and operations headquarters, and throughout our network of 95 branch offices and located throughout New Jersey, New York, and Pennsylvania. Our efforts to date have focused mainly on recycling and waste reduction to reduce our overall impact on the climate. We continue to assess ways in which we can further lower our carbon emissions. The following reflects estimated environmental benefits of our shredding and recycling program for 2022.

In an effort to reduce our emissions, Provident Bank has secured Green-e Certified Renewable Energy Certificates (“REC’s”) to offset 100% of our directly contracted projected electricity load from January 1, 2022 through December 31, 2024. In total, Provident Bank has secured 7,465 RECs, which displaces 7,465,000 kWh of electricity, equivalent to removing an estimated 595,287 gallons of gasoline consumed.

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Board Composition and Skills

BOARD COMPOSITION

(1)	Mr. Fekete has served on the board of directors of Provident Bank since 1995 and Mr. Hernandez has served on the board of directors of Provident Bank since 1996.

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BOARD SKILLS

The following matrix provides information regarding members of our board of directors, including certain types of knowledge, skills, experiences and attributes possessed by one or more of them which our board has determined to be relevant to our business and structure. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular skill is not listed does not mean that a director does not possess the skill. In addition, the lack of a particular knowledge, skill, experience or attribute with respect to any of our directors does not mean the director is unable to contribute to the decision-making process in that area. The degree and type of knowledge, skills, and experience listed below may vary among the board members.

Skill		# of Directors
Audit/Financial	Experience in finance, accounting and/or auditing
Commercial/Real Estate Knowledge	Knowledge of real estate markets and financing
Environmental, Social & Governance	Experience with ESG practices
Executive Experience	Experience managing a sophisticated organization
Industry Knowledge	Experience in banking, investment management and/or insurance
Risk	Experience in management of business risk at a complex organization
Technology/Cyber	Knowledge of cybersecurity, innovative technology and information technology

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Board Leadership Structure

Our board of directors believes that having an Executive Chairman, together with the appointment of an independent Lead Director, is the appropriate board leadership structure for our company. Carlos Hernandez currently serves as the Lead Director. Mr. Hernandez will retire from the board of directors following the Annual Meeting and the board of directors will appoint a new Lead Director who will be an independent director. Christopher Martin serves as our Executive Chairman. Our board of directors has determined that the Executive Chairman is most knowledgeable about our business and corporate strategy, and is in the best position to lead the board of directors, especially in relation to its oversight of corporate strategy formation and execution. Management accountability and our board’s independence from management are best served by maintaining a super majority of independent directors, electing an independent Lead Director, and maintaining standing board committees that are comprised of independent leadership and members. The Lead Director plays an important role on our board of directors and has the following responsibilities:

•	Schedules executive sessions of the non-management directors without management present at least twice each year and advises the Executive Chairman of the schedule for such executive sessions.
•	With input from the non-management directors, develops agendas for, and presides over the executive sessions. The Lead Director, together with another non-management director, provide the Executive Chairman and the President and Chief Executive Officer with timely feedback from the executive sessions.
•	Acts as the principal liaison between the non-management directors and the Executive Chairman and the President and Chief Executive Officer on issues relating to the working relationship between our board and management, including providing input as to the quality and timeliness of information provided by management to ensure that the conduct of board meetings allows adequate time for discussion of important issues and that appropriate information is made available to our board on a timely basis.
•	Provides input to the Executive Chairman regarding board meeting agendas and meeting materials based on requests from the non-management directors.
•	Attends board committee meetings as a non-member at the invitation of the respective committee chair.

Corporate Governance

Our board of directors meets quarterly, or more often as may be necessary. The board of directors met ten times in 2022. There are five standing committees of the board of directors: the Audit, Compensation and Human Capital, Governance/ Nominating, Risk and Technology Committees. The board of directors of Provident Bank meets monthly at least 11 times a year, as required by New Jersey banking law.

All directors attended 100% of the total number of meetings held by the board of directors and all committees of the board on which they served (during the period they served) in 2022. When the Provident and Provident Bank board of directors and committee meetings are aggregated, all directors attended 100% of the aggregated total number of meetings in 2022. We have a policy requiring each director to attend the Annual Meeting of Stockholders. All persons serving on the board of directors at the time of the Annual Meeting of Stockholders held on April 28, 2022 participated in the meeting which was a virtual only meeting.

The five standing committees are described in greater detail below, including the names of the committee chairs and the directors currently serving on the committees, a summary of each committee’s duties and responsibilities and notes regarding the number of meetings held in 2022.

The following are some additional key features of our corporate governance practices:

•	Our board conducts an annual evaluation of the performance of the board and its committees.
•	The board reviews management talent and executive succession planning on a regular basis.
•	Our board regularly focuses on strategy with management and annually meets off-site for strategy updates and formation.
•	We have robust stock ownership guidelines for our directors and named executive officers.
•	Our board has oversight of risk management with a focus on the significant risks facing our company, including cyber risks.
•	We regularly invite industry experts to meet with our board regarding key market developments.
•	Although there are no term limits for directors, we value board refreshment, and five of our thirteen directors have been added to the board in the last four years.

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AUDIT COMMITTEE

Composition	Duties and Responsibilities	2022 Meetings and Charters

Committee Chair: Mr. Fekete

Other Committee Members: Messrs. Adamo, Leppert, and Ms. Leslie.

Each member of the Audit Committee is considered independent as defined in the New York Stock Exchange corporate governance listing standards and under SEC Rule 10A-3.

The board of directors believes that Messrs. Adamo, Fekete, and Leppert each qualify as an Audit Committee financial expert as that term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”).

The duties and responsibilities of the Audit Committee include, among other things:

•  sole authority for retaining, overseeing and evaluating a firm of independent registered public accountants to audit Provident’s annual financial statements;

•  in consultation with the independent registered public accounting firm and the internal auditor, reviewing the integrity of Provident’s financial reporting processes, both internal and external;

•  reviewing the financial statements and the audit report with management and the independent registered public accounting firm;

•  reviewing earnings and financial releases and quarterly and annual reports filed with the SEC; and

•  approving all engagements for services by the independent registered public accounting firm.

Our Audit Committee met twelve times during 2022. The Audit Committee reports to our board of directors after each meeting on its activities and findings.

The Audit Committee’s charter is posted on the “Governance Documents” section of the “Investor Relations” page of Provident Bank’s website at www.provident.bank.

COMPENSATION AND HUMAN CAPITAL COMMITTEE

Composition	Duties and Responsibilities	2022 Meetings and Charters

Committee Chair: Mr. Harding

Other Committee Members: Messrs. Dunigan, Gallagher, Leppert, and Pugliese.

Each member of the Compensation and Human Capital Committee (“Compensation Committee”) has been determined to be independent as defined in the New York Stock Exchange corporate governance listing standards.

The Compensation Committee is responsible for, among other things:

•  reviewing the performance of, and the compensation payable to, our named executive officers, including the President and Chief Executive Officer;

•  the compensation payable to our non-management directors;

•  management development and succession planning;

•  human capital management oversight, including diversity and inclusion and pay equity;

•  reviewing and evaluating incentive compensation plans and risks associated with such plans; and

•  engaging the compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”).

The Compensation Committee’s oversight of our incentive compensation plans includes setting corporate performance measures and goals consistent with principles of safety and soundness, approving awards and administering long-term equity awards.

Director compensation is established by our board of directors upon the recommendation of the Compensation Committee and is discussed in this Proxy Statement under the heading “Director Compensation.”

The Compensation Committee met six times during 2022.

The Compensation Committee’s charter is posted on the “Governance Documents” section of the “Investor Relations” page of Provident Bank’s website at www.provident.bank.

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GOVERNANCE/NOMINATING COMMITTEE

Composition	Duties and Responsibilities	2022 Meetings and Charters

Committee Chair: Mr. Hernandez

Other Committee Members: Messrs. Dunigan, Fekete, Gallagher and Pugliese.

Each member of the Governance/Nominating Committee is considered independent as defined in the New York Stock Exchange corporate governance listing standards.

The functions of our Governance/ Nominating Committee include, among other things:

•  evaluating and making recommendations to the board concerning the number of directors and committee assignments;

•  establishing the qualifications, skills, relevant background, diversity and other selection criteria for board members;

•  making recommendations to the board concerning board nominees;

•  conducting evaluations of the effectiveness of the operation of the board and its committees;

•  developing and maintaining corporate governance principles;

•  recommending revisions to the code of business conduct and ethics;

•  oversight of ESG Council progress and activities; and

•  making recommendations to the board regarding director orientation and continuing education.

The Governance/Nominating Committee met five times during 2022.

The Governance/Nominating Committee’s charter is posted on the “Governance Documents” section of the “Investor Relations” page of Provident Bank’s website at www.provident.bank.

RISK COMMITTEE

Composition	Duties and Responsibilities	2022 Meetings and Charters

Committee Chair: Mr. Dunigan

Other Committee Members: Messrs. Adamo, McNerney and Ms. Foley and Ms. Leslie.

Each member of the Risk Committee is considered independent as defined in the New York Stock Exchange corporate governance listing standards.

Our entire board of directors is engaged in risk management oversight. The separate standing Risk Committee facilitates our board’s risk oversight responsibilities.

The Risk Committee oversees the overall risk management activities employed by management in pursuit of:

•  maintaining an effective culture of discipline that provides proper guidance and support for a sound, effective and coordinated enterprise risk management process designed to identify potential events that may affect our business and to appropriately manage risks in order to provide reasonable assurance that our stated objectives will be achieved; and

•  identifying potential emerging risks in a routine and systematic manner, assessing the implications of those risks to our business, and managing those risks in a manner consistent with reducing the probability of their occurrence and potential consequences to our company to an acceptable level.

Our Risk Committee receives regular reports from management, including the Chief Risk Officer and Chief Information Security Officer, and other standing board committees regarding interest rate, liquidity, credit, operational, compliance, technology, data security, third party and cyber risks, as well as other relevant risks and the actions taken by management to adequately address and mitigate those risks.

The Risk Committee met eight times during 2022.

The Risk Committee’s charter is posted on the “Governance Documents” section of the “Investor Relations” page of Provident Bank’s website at www.provident.bank.

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TECHNOLOGY COMMITTEE

Composition	Duties and Responsibilities	2022 Meetings and Charters

Committee Chair: Mr. Pugliese

Other Committee Members: Ms. Foley and Messrs. Gallagher and Harding.

Each member of the Technology Committee is considered independent as defined in the New York Stock Exchange corporate governance listing standards.

The Technology Committee assists the board of directors in its oversight responsibility of our technology strategy, including trends and significant investments, and technology-related risks, including cyber and data security risks.

•  Review the company’s technology strategy and associated budget and expenditures for the company’s business lines;

•  Review and, where appropriate, make recommendations to the board regarding significant technology investments in support of the company’s technology, data and digital strategies;

•  Review the major technology risk exposure, including operational aspects of information security and cybersecurity risks, and the steps taken to monitor and control such exposures; and

•  Receive reports from management regarding the company’s business continuity planning.

The Technology Committee met five times during 2022.

Our Technology Committee operates under a written charter approved by our board of directors, which is posted on the “Governance Documents” section of the “Investor Relations” page of Provident Bank’s website at www.provident.bank.

BOARD NOMINEE EVALUATION AND SELECTION PROCESS

Our Governance/Nominating Committee identifies nominees for director by first assessing the performance, qualifications and skills of the current members of our board of directors willing to continue service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue service are first considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. A director is not eligible to be elected or appointed to the board of directors after reaching age 73. Accordingly, Carlos Hernandez was not eligible to be nominated for re-election by the stockholders at the Annual Meeting because of this age restriction.

In the case of a current member of the board of directors, prior to re-nomination an evaluation of the board member’s performance is conducted by the Governance/Nominating Committee using a written self-evaluation submitted by the current member. In addition, each other director provides input on each nominee in one-on-one interviews conducted by the Lead Director. The Lead Director provides feedback to each current member considered for re-nomination based on the input received from other directors and from the Governance/Nominating Committee.

If a vacancy should exist on our board, or if the size of the board is increased, the Governance/Nominating Committee will solicit suggestions for director candidates from all board members. In addition, the Governance/Nominating Committee is authorized by its charter to engage a third party to assist in the identification of director nominees. Persons under consideration to serve on our board of directors must have the highest personal and professional ethics and integrity.

ANNUAL BOARD AND COMMITTEE PERFORMANCE EVALUATIONS

Each year the board of directors conducts an evaluation of the board’s performance that seeks feedback from each director on the functioning of the board, including the board’s committee structure and leadership, culture, process, skills and resources. Typically, this evaluation is conducted using written questionnaires and the responses are reviewed with the Governance/Nominating Committee and at an executive session of the non-executive directors conducted by the Lead Director. In the past the board of directors has utilized, and annually considers the use of, a third party to assist in the annual performance evaluation.

Each committee of the board of directors conducts an annual written assessment of the committee’s performance which is reviewed by the committee and reported to the Governance/ Nominating Committee.

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PROCEDURES FOR THE RECOMMENDATION OF DIRECTORS BY STOCKHOLDER

If a determination is made that an additional candidate is needed for our board, the Governance/Nominating Committee will consider candidates properly submitted by our stockholders. Stockholders can submit the names of qualified candidates for director by writing to the Corporate Secretary at Provident Financial Services, Inc., 111 Wood Avenue South, P.O. Box 1001, Iselin, New Jersey 08830-1001. The Corporate Secretary must receive a submission not less than 120 days prior to the date of Provident’s proxy materials for the preceding year’s Annual Meeting. A stockholder’s submission must be in writing and include the following information:

•	the name and address of the stockholder as they appear on our books, and the number of shares of our common stock that are beneficially owned by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);
•	the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the candidate’s ownership should be provided);
•	a statement of the candidate’s business and educational experience;
•	such other information regarding the candidate as would be required to be included in our proxy statement pursuant to SEC Regulation 14A;
•	a statement detailing any relationship between the candidate and Provident, Provident Bank and any subsidiaries of Provident Bank;
•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of Provident and Provident Bank;
•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

Stockholder submissions that are timely and that meet the criteria outlined above will be forwarded to the Chair of our Governance/Nominating Committee for further review and consideration. A nomination submitted by a stockholder for presentation at an Annual Meeting of our stockholders must comply with the procedural and informational requirements described later in this Proxy Statement under the heading “Advance Notice Of Business To Be Conducted at an Annual Meeting.”

MAJORITY VOTING POLICY

Our board of directors believes that each director should have the confidence and support of our stockholders. To that end, we have a majority voting policy that applies in uncontested elections of directors at a stockholders’ meeting. The policy is not applicable in any contested director election. Under our majority voting policy, any incumbent director nominee in an uncontested election who receives a greater number of votes “WITHHELD” than votes cast “FOR” at a meeting of stockholders shall promptly tender his or her proposed resignation following the certification of the stockholder vote.

The Governance/Nominating Committee will consider the resignation and will recommend to the board whether to accept the resignation or take other action, including rejecting the resignation and addressing any apparent underlying causes of the failure of the director to obtain a majority of votes “FOR” his or her election. The board will act on the Governance/Nominating Committee’s recommendation no later than 90 days following the certification of the stockholder vote. The company will publicly disclose the board’s decision and process in a periodic or current report filed with or furnished to the SEC within 90 days following the certification of the stockholder vote. Any director who tenders his or her resignation will not participate in the Governance/ Nominating Committee’s or full board’s deliberations, considerations or actions regarding whether or not to accept or reject the resignation or take any related action.

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STOCKHOLDER AND INTERESTED PARTY COMMUNICATIONS WITH THE BOARD

Our stockholders and any other interested party may communicate with the board of directors, the non-management directors, the Lead Director or with any individual director by writing to the Chair of the Governance/Nominating Committee, c/o Provident Financial Services, Inc., 111 Wood Avenue South, P.O. Box 1001, Iselin, New Jersey 08830-1001. A communication from a stockholder should indicate that the author is a stockholder and, if shares of our common stock are not held of record, the letter should include appropriate evidence of stock ownership.

CODE OF BUSINESS CONDUCT AND ETHICS

We have a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees, including the principal executive officer, principal financial officer, principal accounting officer, and all persons performing similar functions. Compliance with our Code is essential and promotion of its principles of honesty, integrity and fair dealing, as well as compliance with laws and regulations, is the responsibility of each and every one of our directors, officers and employees. Our Code of Business Conduct and Ethics is posted on the “Governance Documents” section of the “Investor Relations” page of Provident Bank’s website at www.provident.bank. Amendments to and waivers from our Code of Business Conduct and Ethics will also be disclosed on Provident Bank’s website.

Ethical Business Practices

Our Code of Business Conduct and Ethics outlines our shared values which challenge us to place the needs and well-being of the people we serve first. Everything we do is driven by our shared values that connect us across business units and functional areas of our business. These shared values shape our company’s culture, guiding and enabling each of us to make a positive difference for all of our stakeholders. We have adopted the following Guiding Principles to assist us in our efforts:

Act with Integrity

•	Be honest, transparent, and trustworthy
•	Do what’s right and hold others to that standard
•	Seek to understand, actively listen, and assume positive intent of others
•	Contribute to a work climate where diversity in background and thought are valued and supported

Be Accountable

•	Hold each other to a high standard of ownership and responsibility
•	Set challenging goals without fear of failure
•	Use good judgment and communicate with transparency
•	Align efforts to support the business plans and strategies of the company

Promote Teamwork

•	Welcome new team members and seek opportunities to make those around us better
•	Embrace collaboration to achieve greatness
•	Value each other’s abilities and partner together, regardless of level, to achieve shared goals
•	Encourage each other and celebrate our successes

Pursue Excellence

•	Strive to perform with the highest degree of competence and professionalism
•	Provide the highest level of service to our customers and each other
•	Deliver our best by engaging the right people and removing barriers to get things done
•	Courageously challenge the way we do our business in pursuit of being even better

Build for the Future

•	Develop our collective knowledge, skills, and capabilities through constant learning
•	Foster a culture that embraces positive change and rewards creativity and innovation
•	Make decisions that support the long-term success of the company
•	Build on our legacy of commitment to positively impact our customers, communities, and ourselves
Our company’s commitment to good corporate citizenship is a fundamental part of creating sustained value for our stakeholders. We also value opportunities to give back to our communities through volunteer activities with non-profits and other organizations throughout the markets we serve, as well as through monetary donations made by our company and the Foundation.

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CORPORATE GOVERNANCE PRINCIPLES

Our board of directors has adopted Corporate Governance Principles which are posted on the “Governance Documents” section of the “Investor Relations” page of Provident Bank’s website at www.provident.bank. These Corporate Governance Principles cover the general operating policies and procedures followed by our board of directors including:

•	establishing the size and composition of our board of directors and the desired diversity, qualifications and skills of directors;
•	setting a minimum stock ownership requirement for directors at an amount having a value equal to five times a director’s annual cash retainer;
•	providing for director orientation, continuing education and an annual performance assessment of our board of directors;
•	selecting board committee leadership and membership; and
•	reviewing annual compensation paid to the non-management directors as recommended by the Compensation and Human Capital Committee.

The Corporate Governance Principles provide for our board of directors to meet in regularly scheduled executive sessions without management at least two times a year. Five executive sessions were conducted in 2022. Carlos Hernandez, our Lead Director, presided over these executive sessions conducted by the non-management directors, all of whom are independent. Following these executive sessions, the Lead Director and another non-management director met with the Executive Chairman and the President and Chief Executive Officer to provide real time feedback from the session.

DIRECTOR INDEPENDENCE

The New York Stock Exchange rules provide that a director does not qualify as independent unless the board of directors affirmatively determines that the director has no direct or indirect material relationship with the company. The New York Stock Exchange rules require our board of directors to consider all relevant facts and circumstances in determining the materiality of a director’s relationship with Provident and permit the board of directors to adopt and disclose standards to assist the board in making independence determinations. Accordingly, our board of directors has adopted Independence Standards to assist the board in determining whether a director has a material relationship with the company. These Independence Standards, which should be read with the New York Stock Exchange rules, are available on the “Governance Documents” section of the “Investor Relations” page of Provident Bank’s website at www.provident.bank.

Our board of directors conducted an evaluation of director independence, based on the Independence Standards and the New York Stock Exchange rules. In connection with this review, our board of directors considered relevant facts and circumstances relating to relationships that each director and his or her immediate family members and their related interests had with Provident. In connection with its evaluation of director independence, the board considered the following relationships and transactions:

•	Mr. Harding is an officer of a corporation which has a 1% ownership interest in, and is a general partner of, a limited partnership and is the non-member manager of a limited liability company. Both the limited partnership and the limited liability company are partners of an entity that has a commercial real estate loan and line of credit with Provident Bank. These loans were made in the ordinary course of business, were made on substantially the same terms prevailing for loans made to others unrelated to Provident Bank, and do not involve more than the normal risk of collectability or present other unfavorable features; and
•	Mr. McNerney’s appraisal firm conducted appraisals for Provident Bank during 2022. His appraisal firm received fees not exceeding $120,000 for appraisal work performed for Provident Bank during 2022.

After its evaluation, our board of directors affirmatively determined that Ms. Foley and Ms. Leslie and Messrs. Adamo, Dunigan, Fekete, Gallagher, Harding, Hernandez, Leppert, McNerney, and Pugliese are each an independent director. The board of directors determined that Messrs. Martin and Labozzetta are not independent because they serve as executive officers of Provident and Provident Bank.

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TRANSACTIONS WITH CERTAIN RELATED PERSONS

Federal laws and regulations generally require that all loans or extensions of credit by Provident Bank to directors and executive officers must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Regulations also permit directors and executive officers to receive the same terms through benefit or compensation plans that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to participating employees.

As of December 31, 2022, Provident Bank had aggregate loans and loan commitments totaling $2.49 million to its executive officers or their related entities, none of which originated in 2022. These loans and loan commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with the general public and do not involve more than the normal risk of repayment or present other unfavorable features. It is the policy of Provident Bank that no loan or extension of credit of any type shall be made to any member of the board of directors or their immediate family, or to any entity which is controlled by a member of the board of directors or their immediate family and none existed as of December 31, 2022.

Our Code of Business Conduct and Ethics requires directors and executive officers to promptly disclose any interest they may have in any proposed transaction involving Provident or Provident Bank, and any such director or executive officer shall abstain from any deliberation or voting on the transaction. Any such transaction requires the approval of a majority of the directors who have no interest in the proposed transaction. In addition, our directors and executive officers annually disclose any transactions, relationships or arrangements they or their related interests may have with Provident or Provident Bank. These disclosures, together with information obtained from each director’s annual statement of interest form, are used to monitor related party transactions and make independence determinations.

Our insurance agency subsidiary, Provident Protection Plus, Inc. leases space from a real estate management company of which George Lista, an executive officer, is a 50% owner. We made lease payments of $232,383 to that real estate management company in 2022.

ANTI-HEDGING POLICY

Our stock trading policy prohibits our directors, officers and employees from engaging in any transaction designed to hedge or offset the economic risk of owning shares of our common stock. Accordingly, any hedging, derivative or other similar transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of our common stock would affect the value of the shares of common stock owned by a director, officer or employee, is prohibited. In addition, the policy provides that our directors, officers and employees should avoid pledging their shares of our common stock as collateral for a margin account or loan.

STOCKHOLDER ENGAGEMENT AND FEEDBACK

Provident engages with stockholders to better understand their perspectives on topics including corporate governance, ESG strategy, and executive compensation. In 2022, we concentrated our outreach efforts on five institutional holders, which represented approximately 20% of our ownership as of December 31, 2022.

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Audit Committee Matters

Audit Committee Report

Pursuant to rules and regulations of the SEC, this Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Provident specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the SEC subject to Regulation 14A or 14C or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

Our Audit Committee operates under a written charter approved by our board of directors, which is posted on the “Governance Documents” section of the “Investor Relations” page of Provident Bank’s website at www.provident.bank.

Management has primary responsibility for the internal control and financial reporting process, and for making an assessment of the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue an opinion on those financial statements, and for providing an attestation report on the company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

As part of its ongoing activities, our Audit Committee has:

•	reviewed and discussed with management, and our independent registered public accounting firm, the audited consolidated financial statements of Provident for the year ended December 31, 2022;
•	discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301 Communications with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board; and
•	received and reviewed the written disclosures and the letter from our independent registered public accounting firm mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm its independence from Provident.

Based on the review and discussions referred to above, the Audit Committee recommended to our board of directors that the audited consolidated financial statements for the year ended December 31, 2022 and related notes be included in Provident’s Annual Report on Form 10-K for the year ended December 31, 2022 and filed with the SEC. In addition, the Audit Committee approved the re-appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023, subject to the ratification of this appointment by our stockholders.

THE AUDIT COMMITTEE OF PROVIDENT FINANCIAL SERVICES, INC.

Frank L. Fekete (Chair)
Robert Adamo
Edward J. Leppert
Nadine Leslie

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Compensation and Human Capital Committee Additional Matters

Compensation Committee Interlocks and Insider Participation

Messrs. Dunigan, Gallagher, Harding, Leppert and Pugliese served as members of the Compensation and Human Capital Committee (“Compensation Committee”) during 2022. None of these directors has ever been an officer or employee of Provident and, none of them are executive officers of any other entity where one of our executive officers serves on the compensation committee or the board of directors, or which had any transactions or relationships with us in 2022 that would require specific disclosures in this Proxy Statement under SEC rules.

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Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of our Compensation Committee’s philosophy and objectives in designing Provident’s compensation programs, as well as the compensation determinations and rationale for those determinations relating to our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers for 2022. These individuals named below are collectively referred to as our “named executive officers”:

Name	Title
CHRISTOPHER MARTIN	Executive Chairman (served as Chairman and Chief Executive Officer of Provident Financial Services, Inc. and Provident Bank during 2021)(1)

ANTHONY J. LABOZZETTA	President and Chief Executive Officer (served as President and Chief Operating Officer of Provident Financial Services, Inc. and Provident Bank during 2021)(1)

THOMAS M. LYONS	Senior Executive Vice President and Chief Financial Officer of Provident Financial Services, Inc. and Provident Bank

JOHN KUNTZ	Senior Executive Vice President, General Counsel and Corporate Secretary of Provident Financial Services, Inc. and Senior Executive Vice President and Chief Administrative Officer of Provident Bank

VALERIE O. MURRAY	Executive Vice President and Chief Wealth Management Officer of Provident Bank and President of Beacon Trust Company

(1)	In accordance with our established executive succession plan, effective January 1, 2022 Anthony Labozzetta assumed the role of President and Chief Executive Officer and Christopher Martin became Executive Chairman.

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Executive Summary

Our executive compensation program is designed to align pay with performance in a manner consistent with safe and sound business practices and sustainable financial performance consistent with the interests of our stockholders. The key features of our executive compensation program are:

•	A pay for performance philosophy aligning executive compensation with business strategies and generating stockholder returns;
•	Executive salaries and total compensation evaluated based on peer group data using a regional group of publicly-traded banks of comparable size and business model;
•	Annual cash incentive compensation opportunities tied to key corporate performance goals established by the Compensation Committee;
•	Long-term incentive compensation opportunities tied to key corporate performance goals established by the Compensation Committee, subject to a relative total stockholder return modifier, over a multi-year period;
•	A significant portion (at least 75%) of the value of equity grants to our named executive officers are performance-based;
•	No dividends are paid on stock awards subject to either time-vesting or performance-vesting conditions unless and until the awards have vested;
•	Incentive compensation plans that provide for risk mitigation and accountability, authorizing our Compensation Committee to condition incentive compensation awards with clawback, deferral, and adjustment provisions, and settlement in stock subject to holding periods;
•	Executives are subject to robust share ownership guidelines;
•	Executives are prohibited from engaging in hedging transactions to offset the economic risk of owning our common stock;
•	Perquisites are limited;
•	No excise tax gross-ups, pursuant to Section 280G of the Internal Revenue Code, are contained in employment, change in control agreements or any other executive compensation arrangements;
•	Active oversight by the Compensation Committee consisting solely of independent directors; and
•	Assistance regularly provided to the Compensation Committee by an independent compensation consultant selected by the Compensation Committee.

Strategic Highlights

Our Compensation Committee believes that executive compensation should be linked to Provident’s overall strategic success and financial performance and the contribution of its executives to that success.

Highlights of Provident’s 2022 strategic operating and financial performance include:

•	In September of 2022, Provident announced a merger agreement to combine with Lakeland Bancorp, Inc. creating the premier super-community bank in our region.
•	Provident reported record financial results for 2022. For the year ended December 31, 2022, net income totaled $175.6 million, or $2.35 per basic and diluted share.
•	Our annualized return on average assets for 2022 was 1.32%. Our annualized return on average tangible equity for 2022 was 15.56%. Our 2022 net interest margin (net interest income divided by average interest earning assets) increased 37 basis points to 3.37% compared to 3.00% for 2021.
•	Total assets as of December 31, 2022 were $13.8 billion, a $2.2 million increase from December 31, 2021.
•	We maintained our regular quarterly cash dividend to stockholders to $0.24 per share in 2022.
•	Our capital position remained strong, and we exceeded all regulatory requirements for well-capitalized status.

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Key Executive Compensation Actions

The Compensation Committee regularly reviews the components of our executive compensation program with advice from its independent compensation consultant and after giving due consideration to the most recent nonbinding stockholder advisory vote on executive compensation, which resulted in a favorable vote of approximately 95% of the votes cast on the matter.

Highlights of key compensation actions taken in 2022 were:

•	2022 Base Salary: As a result of the change in Mr. Martin’s role from Chief Executive Officer to Executive Chairman in 2022, his base salary was changed to $450,000 from $797,000. Mr. Labozzetta’s base salary was increased 7.4% from $605,000 to $650,000, reflecting his 2022 appointment to President and Chief Executive Officer from President and Chief Operating Officer. The other named executive officers received salary increases of 2.9%, 2.9% and 7% for Messrs. Lyons, Kuntz and Ms. Murray, respectively. Ms. Murray’s increase in base salary was reflective of her strong performance in the prior year and to maintain competitive positioning of her fixed pay with that of peers in the wealth management business.
•	2022 Cash Incentives: As Executive Chairman, Mr. Martin did not participate in the annual cash incentive plan in 2022. Mr. Labozzetta earned a cash incentive equal to 100.92% of his base salary, representing 134.56% of his target opportunity. Messrs. Kuntz and Lyons each earned a cash incentive of 67.28% of base salary, representing 134.56% of target opportunity. Ms. Murray earned a cash incentive of 13.46% of base salary, representing 26.91% of target opportunity. Ms. Murray’s cash incentive is based primarily on the financial performance of our wealth business which was adversely impacted by equity and bond market performance in 2022.

•	2022 Cash Plan Incentive Metrics, Weightings and Performance:

Metric	Weight	Threshold	Target	Max	Achievement*
Net Income (in millions)	40%	$127.8	$142.0	$154.8	$179.8
Expense Ratio	20%	1.90%	1.85%	1.82%	1.88%
EPS	40%	$1.67	$1.86	$2.03	$2.40
	100%
Cash Incentive Plan Achievement - Target Plus				134.56%
*Reflects allowable adjustments under the plan consisting of merger-related charges

•	2022 Long-Term Incentives: Mr. Labozzetta’s equity was granted entirely in the form of performance-vesting stock awards, with a target grant date value of $650,000 and the eligibility to vest at the end of a three-year period based upon the achievement of performance goals which include projections of a multi-year return on core average assets and return on average tangible equity. The return on average tangible equity performance is subject to a modifier based on relative total stockholder return (TSR) using an indexed peer group. As a reward for his prior performance as Chief Executive Officer, Mr. Martin received a grant of three-year performance-vesting awards subject to the same performance criteria applicable to Mr. Labozzetta’s awards with a target grant date value of $597,750 and a grant of three-year time-vesting stock options with a grant date value of $199,250. Going forward, Mr. Martin will not participate in the long-term equity plan. Our remaining named executive officers were granted 75% of the value of their long-term equity in performance-vesting stock awards with the same design as applicable to Mr. Labozzetta’s awards, and 25% of the value of their long-term equity in time-vesting stock that vests over three years.

•	Vesting of Long-Term Incentives for the 2020-2022 Vesting Period: Performance-vesting stock awards for the 2020-2022 performance period vested on March 3, 2023. For that three-year measurement period, the company achieved performance at maximum level for both the cumulative Average Core Return on Average Assets and the cumulative Average Core Return on Tangible Equity goals. Our TSR was above the 25th percentile but below the 75th percentile so no modifier was applied to the performance-vesting grants attributable to the cumulative Average Core Return on Average Tangible Equity goal. Consequently, the shares vested at 150% of target.

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Compensation Consultants

Our Compensation Committee retained the services of FW Cook to assist with compensation planning and analysis. FW Cook was retained by and reported directly to the Compensation Committee and did not perform any other services for Provident, Provident Bank or their affiliates or their management. The Compensation Committee periodically meets with its compensation consultant in executive session without management.

The Compensation Committee considered the independence of FW Cook in light of SEC rules and New York Stock Exchange corporate governance listing standards, and received a report from FW Cook addressing the independence of the firm and its consultants. The Compensation Committee discussed these considerations and concluded that the work performed by FW Cook and its consultants involved in the engagement did not raise any conflict of interest and concluded that they were independent Compensation Committee consultants.

Executive Compensation Philosophy

Our Compensation Committee believes that our executive compensation program is consistent with promoting sound risk management and long-term value creation for our stockholders. The program is intended to align the interests of our executive officers and employees with stockholders by rewarding performance against established corporate financial goals, strong executive leadership and superior individual performance. By offering annual cash incentives, long-term equity compensation and competitive benefits, we strive to attract, motivate and retain a highly qualified and talented team of executives who will help maximize long-term financial performance and earnings growth.

The total compensation paid to each named executive officer is based on the executive’s level of job responsibility, corporate financial and market performance measured against annual and three-year goals, an assessment of the executive’s individual performance and the competitive market. For the named executive officers and other members of executive management, annual and long-term incentive compensation is linked more directly to corporate financial performance, because these executives are in leadership roles that influence corporate financial results.

Benchmarking and Peer Groups

The Compensation Committee is responsible for the design, implementation and administration of the compensation program for our executive officers. FW Cook reviewed our executive compensation program for 2022, which included a review and recommendation of an appropriate peer group for assessing competitive compensation practices, and for making performance comparisons. The Compensation Committee used the following two peer groups when making its 2022 executive compensation determinations:

•	The KBW Regional Bank Index (KBW Index) was used to compare long-term performance achievement. The KBW Index was selected by the committee in 2022 due to the sunset of the previously referenced SNL Small Cap US Bank & Thrift Index. The KBW Index is designed to track the performance of publicly traded US Regional Banks and thrifts. The Compensation Committee believes this index serves as an appropriate measure of Provident’s relative long-term performance.
•	A regional peer group of 17 publicly traded thrift and banking institutions in the Northeast was used to compare base salary and total compensation. The regional peer group is used for setting compensation levels because these banks are broadly reflective of the environment in which Provident competes for executive talent, and they provide a good indicator of the current competitive range of compensation. Provident’s asset size ($13.8 billion) is within a reasonable range of the regional peer median $13.19 billion at December 31, 2022. Additional consideration was given to business model and performance. The individual peer banks used in 2022 were updated from 2021. The acquisitions of Investors Bancorp and Sterling Bancorp removed them from the peer group. Eastern Bancshares, Inc. was added to the peer group to maintain Provident’s relationship to median of peer asset size. The current members of the peer group are as follows:

Berkshire Hills Bancorp, Inc.	First Commonwealth Financial Corporation	Northwest Bancshares, Inc.
Brookline Bancorp, Inc.	Flushing Financial Corporation	OceanFirst Financial Corp.
Community Bank System, Inc.	Fulton Financial Corporation	S&T Bancorp, Inc.
Customers Bancorp, Inc.	Independent Bank Corp.	Valley National Bancorp
Dime Community Bancshares, Inc.	Lakeland Bancorp, Inc.	WSFS Financial Corporation
Eastern Bankshares, Inc.	NBT Bancorp Inc.

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The Compensation Committee evaluates the peer groups annually for suitability and may modify peer groups from time to time based on mergers and acquisitions within the industry or other relevant factors. While our executive compensation program targets each named executive officer’s base salary, annual cash incentives and long-term equity compensation at peer median levels, actual compensation paid to a named executive officer may vary based on other factors, such as the individual’s performance, experience, responsibilities and competitive market conditions.

Role of Management

Although the Compensation Committee is ultimately responsible for designing our executive compensation program, input from our Chief Executive Officer is critical in ensuring that the Compensation Committee has the appropriate information needed to make informed decisions. The Chief Executive Officer participates in compensation-related actions associated with the other named executive officers purely in an informational and advisory capacity. He presents the other named executive officers’ performance summaries and recommendations relating to their compensation to the Compensation Committee for its review and approval. The Chief Executive Officer neither recommends nor participates in Compensation Committee deliberations regarding his own compensation.

Elements of 2022 Executive Compensation

We pay our named executive officers in accordance with a pay for performance philosophy by providing competitive compensation for demonstrated performance. The Compensation Committee employs a total compensation approach in establishing executive compensation opportunities, consisting of base salary, annual cash incentive compensation, long-term equity awards (which are predominately performance-based), a competitive benefits package and limited perquisites.

Compensation Element	Description or Purpose	Link to Performance	Fixed/ Performance- Based	Short or Long- Term
Base Salary	Attract and retain executives	Based on individual performance, experience, and scope of responsibility	Fixed	Short-Term
Annual Cash Incentive	Drive annual performance achievement of critical operating, financial and/or strategic goals	Links executive compensation to factors that are important for the company’s success	Performance-Based	Short-Term
Long-Term Incentive Awards	Drive multi-year performance to create long-term stockholder value, align executives with stockholder interests and serve as a retention tool through multi-year vesting	75% of the target value of equity awards, or 100% for our Chief Executive Officer, are based on pre-established company performance goals	Performance-Based	Long-Term
Benefits	Supplemental Defined Contribution Benefit Plan	Non-Qualified excess plan to maintain qualified plan benefits limited by IRS rules	Fixed	Long-Term
Other Compensation	Retirement plans and health and welfare benefits on the same basis as other employees with limited perquisites	Benefit plans maintain competitive total compensation	Fixed	Short- and Long-Term

As illustrated below, in 2022 approximately 64% of the target compensation (comprised of base salary, target, cash incentives and long-term equity (based on grant date fair values)) for Mr. Labozzetta, who served as the Chief Executive Officer in 2022, and approximately 52% of the target compensation to our other named executive officers, was performance-based and not guaranteed. Mr. Martin is not included in the ratio due to his transition to Executive Chairman and changed compensation design.

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Base Salary

A competitive base salary is necessary to attract and retain talented executives. Each year, our Compensation Committee evaluates each named executive officer’s base salary level. In general, competitive base salary information and peer market data are furnished to the Compensation Committee by the independent compensation consultant, and each named executive officer’s base salary level is compared to the peer market data at the median. In setting base salary levels, the Compensation Committee also assesses each individual named executive officer’s performance, leadership, operational effectiveness, tenure in the role, and experience in the industry, as well as competitive market conditions.

In establishing base salaries for 2022, the Compensation Committee considered our company’s 2021 financial performance as well as the peer group and market compensation analysis performed by FW Cook. Based on that information, the Compensation Committee determined that the base salary change for Mr. Martin was appropriate based on his role change from Chief Executive Officer to Executive Chairman, and the increase for Mr. Labozzetta was appropriate due to his appointment to the President and Chief Executive Officer position. The other named executive officers’ base salary increases reflected below were deemed appropriate because of the company’s strong financial performance in 2021, the relative positioning of their base salaries to the peer group, their individual performance and broad merit increase budgets. Ms. Murray’s increase in base salary was reflective of her strong performance in 2021 and efforts to maintain competitive positioning of her fixed pay with that of peers in the wealth management industry.

Name	2022 Salary	2021 Salary	% Change
Christopher Martin	$450,000	$797,000	(43.5%)
Anthony J. Labozzetta	$650,000	$605,000	7.4%
Thomas M. Lyons	$531,000	$516,000	2.9%
John Kuntz	$534,000	$519,000	2.9%
Valerie O. Murray	$460,000	$430,000	7.0%

Annual Cash Incentive Payment/Executive Annual Incentive Plan for 2022

Annual cash incentive opportunities are provided to our named executive officers in order to align the attainment of annual corporate financial performance objectives with executive compensation. At the beginning of each year, the Compensation Committee assigns corporate financial goals and a range of annual cash incentive award opportunities to each named executive officer. The award opportunities are linked to a specific target and range of performance results for multiple corporate financial performance measures and are calculated as a percentage of the named executive officer’s base salary.

Our Compensation Committee established the performance goals for 2022 under the Executive Annual Cash Incentive Plan which provided the opportunity for a cash incentive payment based upon the achievement of corporate goals. The targeted levels of incentive opportunity for 2022 were as follows:

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	Annual Cash Incentive as a % of Base Salary
Participant	Threshold	Target	Maximum
Chief Executive Officer and President	37.5%	75%	112.5%
Other Named Executive Officers	25%	50%	75%

In 2022, Mr. Martin did not participate in the annual cash incentive plan based on his appointment to the Executive Chairman role.

For Mr. Labozzetta and the other named executive officers, the Compensation Committee established the following 2022 goals (collectively, the “Corporate Goals”) and relative weightings for the Executive Annual Cash Incentive Plan. The metrics under the plan are consistent with 2021 metrics. The goals related to the metrics demonstrates raising the bar on performance and setting goals greater than 2021 performance. The Compensation Committee believes these metrics are meaningful to demonstrate a focus on building stockholder value and sound business practices aligned with the strategic plan:

Corporate Goals	Weight	Threshold 90%	Target(1) 100%	Maximum 109%	Achievement
Earnings Per Share	40%	$1.67	$1.86	$2.03	$2.40
Net Income (in millions)	40%	$127.8	$142.0	$154.8	$179.8
Expense Ratio(2)	20%	1.90%	1.85%	1.82%	1.88%
(1)	Performance is interpolated between the Threshold and Maximum opportunity levels.
(2)	Represents the ratio of non-interest expense divided by average annual assets.

Under the Executive Annual Cash Incentive Plan, incentive payments based on Provident’s actual 2022 financial performance would be made if financial performance met or exceeded 90% of any one of the Corporate Goals (“Threshold”).The payout curve under this annual incentive plan provides a 50% of Target payout for each metric at Threshold performance achievement and 150% of Target for each metric at Maximum performance achievement.

Ms. Murray’s cash incentive is based on 20% bank performance and 80% wealth management business goals, which are Total Revenue (weight 35%) with a target of $31 million, Total Net Income without allocated expenses (weight 30%) with a target of $11 million, and AUM from New Business (weight 35%) with a target of $285 million. Threshold and maximum performance levels are established consistent with the Corporate Goals. Performance under the plan was adversely impacted by both the fixed income and equity markets. Actual performance compared with the goals under the wealth management portion of the plan for Ms. Murray is shown in the table below.

		Threshold	Target	Max
Metric	Weight	50%	100%	150%	Achievement
Total Income (Revenue)	35%	$27,900,000	$31,000,000	$35,650,000	$27,870,552
Total Net Income (without allocated expenses)	30%	$9,900,000	$11,000,000	$12,650,000	$9,198,708
AUM from New Business (Sales goal)	35%	$256,500,000	$285,000,000	$327,750,000	$225,000,000
	100%
Cash Incentive Plan Achievement Below Threshold

Under the Executive Annual Cash Incentive Plan the Compensation Committee has authority to adjust actual financial performance results for extraordinary, unusual and/or non-recurring items. Consistent with that authority, and with past practices respecting certain strategic acquisitions by Provident, the Compensation Committee determined that it was appropriate to exclude $4.1 million of non-tax deductible merger-related charges associated with the pending merger with Lakeland Bancorp, Inc.

Based on the foregoing, Mr. Labozzetta earned a cash incentive equal to 100.92% of his base salary, representing 134.56% of his Target opportunity. Messrs. Kuntz and Lyons each earned a cash incentive equal to 67.28% of base salary representing 134.56% of their Target opportunity. Ms. Murray earned a cash incentive equal to 13.46% of her base salary, representing 29.91% of Target, with the wealth management component (80%) of the payout reflecting performance below Threshold.

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Name	Cash Incentive	% of Salary	% of Target
Christopher Martin	$—	—%	—%
Anthony J. Labozzetta	$655,980	100.92%	134.56%
Thomas M. Lyons	$357,257	67.28%	134.56%
John Kuntz	$359,275	67.28%	134.56%
Valerie O. Murray	$61,898	13.46%	26.91%

Long-Term Equity Incentives

Our 2019 Long-Term Equity Incentive Plan provides the opportunity to grant various forms of equity incentives on a performance-vesting and time-vesting basis. The Compensation Committee believes that stock ownership by our officers and employees provides a significant incentive in building long-term stockholder value by further aligning the interests of officers and employees with stockholders. This component of compensation increases in importance as Provident’s common stock appreciates in value and serves as a retention tool for executives. The inclusion of performance-vesting awards also encourages a long-term strategic focus.

It is the policy of the Compensation Committee to make equity grants when the window for trading by directors and officers in Provident common stock is open under our stock trading policy. Throughout the year, equity awards may be granted to new hires and promoted employees, or to existing employees to recognize superior performance with a grant date effective as of the date of the next regularly scheduled Compensation Committee meeting that falls when the window for trading is open under our stock trading policy.

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The Compensation Committee established the equity component of total compensation as a percentage of base salary for our named executive officers (other than Mr. Martin) based upon competitive total compensation data previously provided by the independent compensation consultant. To maintain competitive total compensation and to further align executive pay with long-term financial performance, the Compensation Committee generally follows the guidelines below with respect to annual performance-vesting and time-vesting equity grants:

Participant	2022 Opportunity Long-Term Equity Target Award as a % of Base Salary
President and Chief Executive Officer	100%
Other Named Executive Officers	60%

The composition of the 2022 long-term equity awards was as follows:

	Performance-Vesting	Time-Vesting
Participant	Restricted Stock	Stock Options	Restricted Stock
President and Chief Executive Officer	100%	—%	—%
Other Named Executive Officers	75%	—%	25%

The Compensation Committee determined that equity grants made in 2022 to Mr. Labozzetta would be 100% performance-vesting and for Messrs. Lyons, and Kuntz and Ms. Murray their equity grants were compromised of 75% performance-vesting awards and 25% time-vesting awards. As a reward for his prior performance as Chief Executive Officer, Mr. Martin received a grant of three-year performance-vesting awards and a grant of three-year time vesting stock options. Going forward, Mr. Martin will not participate in the long-term equity plan. The performance based equity awards are subject to a three-year performance period and a three-year cliff vest. The time-based awards are eligible to vest based on continued employment, ratably over three years.

Performance-vesting grants are measured at the end of a three-year period based upon performance goals established by the Compensation Committee at the time of the equity grant. For the 2022 grants, the performance goals include projections of a multi-year core return on average assets (ROAA) and return on average tangible equity (ROATE). The core ROAA measure may exclude unanticipated and non-recurring items of revenue or expense as determined by the Compensation Committee.

The ROATE portion of the award is subject to a relative total shareholder return (“TSR”) modifier measured against the KBW Regional Banking Index. The modifier provides for (i) a downward 20% adjustment of payout if our TSR is below the 25th percentile or (ii) an upward 20% adjustment of payout if our TSR is at or above the 75th percentile. Between the 25th percentile and the 75th percentile, the modifier has no impact on payout.

This performance framework is designed to encourage conduct that drives long-term strategic decisions suited to maximizing stockholder value, while maintaining a meaningful impact on total compensation from our three-year relative TSR and maintaining an appropriate level of at-risk compensation for retention purposes.

2022-2024 Performance Goals(1)		Threshold	Target	Maximum
Core Return on Average Assets (ROAA)	60% Weight
Multi-Year Average Core ROAA		91 bps.	100 bps.	109 bps.
Return on Average Tangible Equity (ROATE)(2)	40% Weight
Multi-Year ROATE		9.86%	10.94%	11.91%

(1)	Performance is interpolated between the Threshold and Maximum opportunity levels.
(2)	ROATE is subject to a relative TSR modifier. The Modifier provides for (i) a downward 20% adjustment of payout if TSR against the peer group is below the 25th percentile or (ii) an upward 20% adjustment of payout if TSR is at or above the 75th percentile. Between the 25th and 75th percentile, the modifier has no impact on payout.

The Compensation Committee has determined that the performance goals for long-term equity awards are appropriately set such that participants will attain: (i) the Threshold level of performance if minimum expected levels of performance are achieved, which the Committee believed were reasonably likely to be attained; (ii) the Target level of performance if projected business plan expectations are achieved, which the Committee believed had approximately an even likelihood of either being attained or not being attained; and (iii) the Maximum level of performance, which sets a cap on how much incentive compensation will be paid in the event the Target level is meaningfully exceeded, which the Committee believes is difficult to achieve.

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	2022 Performance-Vesting Calibration Long-Term Equity Award as a % of Target
Participant	Threshold	Target	Maximum
All Named Executive Officers	50%	100%	150%

No dividends are paid with respect to any performance-vesting or time-vesting stock award unless and until the award vests and only on that portion of the award that vests in the case of performance-vesting awards.

The three-year performance-vesting awards granted in 2020 vested on March 2, 2023. For that three-year measurement period the company achieved performance at Maximum on both the cumulative Average Core Return on Average Assets and the cumulative Average Core Return on Tangible Equity goals. Our TSR was above the 25th percentile, with an actual result of 27th percentile, thus no modifier was applied to the performance-vesting grants attributable to the cumulative Average Core Return on Average Tangible Equity goal, consistent with the award design. There were allowable pre-approved adjustments under the three year plan including, in 2020, the exclusion of $4.9 million SB One Acquisition charges, $8.1 million net provision related to SB One acquired loans, and $1.0 million in COVID-19 expense add back, net of tax; in 2021, the exclusion of $0.5 million SB One CECL subsequent recovery and $2.4 million reversal of TLFI contingent revenue retention earn-out, net of tax, addition of $0.2 million in Hurricane Ida flood remediation, net of tax; in 2022, addition of $4.1 million LBAI non-deductible merger-related charges. Consequently, the shares vested at 150% of Target. As a result, Messrs. Martin, Lyons, Kuntz, and Ms. Murray received 42,390 shares, 16,265 shares, 16,364 shares, and 13,286 shares, respectively along with the payment of accumulated dividends of $2.82 on each share that vested. Mr. Labozzetta had no grant that vested as he was not employed by Provident at the time of the 2020 grant.

Benefits

We offer the named executive officers benefits that are generally available to all employees, including medical and dental, disability insurance, group life insurance coverage, an Employee Stock Ownership Plan (“ESOP”) and a 401(k) Plan with discretionary employer matching contributions. Certain of the named executive officers have accrued benefits under a noncontributory defined benefit pension plan that was frozen as of April 1, 2003 following the adoption of the ESOP. In addition to pension benefits, medical and life insurance benefits are made available to certain employees when they retire. Although these post-retirement benefits have been eliminated, certain employees with ten or more years of service at the time the benefits were eliminated, including Mr. Martin, still qualify for these post-retirement benefits upon retirement. The named executive officers are also eligible for nonqualified benefits under the Non-Qualified Supplemental Defined Contribution Plan, which is designed to make up for the IRS limits on contributions to the tax-qualified 401(k) Plan and ESOP.

Perquisites

The Compensation Committee believes that perquisites should be provided on a limited basis. The following perquisites are currently provided: a club membership for Messrs. Martin and Labozzetta; the use of a company-owned automobile for Messrs. Martin and Labozzetta; and Messrs. Lyons, Kuntz and Ms. Murray are paid a monthly car allowance. All of the named executive officers are eligible for an annual medical examination at Provident’s expense. These limited perquisites are provided to maintain a competitive compensation package relative to our peers.

Elements of Post-Termination Benefits

Employment Agreements

Provident entered into an Executive Chairman Agreement with Mr. Martin, effective January 1, 2022. The agreement, which replaced his prior employment agreement, has a two-year term expiring December 31, 2023 and provides for a base salary of no less than $450,000. The agreement provides that if Mr. Martin’s employment is terminated for reasons other than for “cause”, or if he terminates his employment following an event constituting “good reason” (each as defined in the agreement), Mr. Martin would be entitled to a lump sum cash payment equal to the base salary due for the remaining term of the agreement, plus continued insurance coverage for the remaining term of the agreement (or a cash equivalency

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payment). These payments would be in addition to any base salary and incentive compensation (if any) earned as of the date of termination. The termination benefits are subject to Mr. Martin’s compliance with non-solicit and non-compete provisions for a one year period following his termination. Benefits relating to a termination following a change in control are provided for in a separate change in control agreement between Provident and Mr. Martin described in the following section “Change in Control Agreements.”

Mr. Labozzetta had an employment agreement executed in connection with the SB One acquisition that had a term that concluded on December 31, 2021. Commencing on January 1, 2022 and continuing at each January 1 thereafter, the term automatically renews for an additional year.

In the event Mr. Labozzetta terminates his employment for “good reason” or is terminated without “cause” (as each such term is defined in the employment agreement), he would receive: (1) any standard compensation and benefits that have been earned by him as of his date of termination (the “standard termination benefits”); (2) a cash lump sum payment equal to his base salary and cash bonus due for the longer of: (i) the remaining term of the agreement; or (ii) 12 months following the date of termination (the “benefits period”); and (3) continued life, medical, dental and disability coverage during the benefits period, provided, however, that Provident or Provident Bank may make a cash equivalent payment in lieu of such coverage if such coverage is not practicable.

Subject to certain terms and limitations, the employment agreement further provides that during its term and for a period of one year thereafter (except following a change in control), Mr. Labozzetta may not compete with, or solicit customers or employees of, Provident or Provident Bank, provided, however, that upon his termination during any renewal term, any restrictions limiting Mr. Labozzetta from becoming an employee of or providing services to another institution would be reduced to six months.

Change in Control Agreements

Change in control agreements are reserved for a limited number of executives. Benefits are payable under the change in control agreements after the executive’s qualifying termination event as described below following a change in control of Provident. We have entered into a three-year change in control agreement with Messrs. Labozzetta, Kuntz, Lyons and Ms. Murray. Each of the agreements renews on the anniversary date of its respective effective date so that the remaining term is three years unless otherwise terminated.

Under the agreements:

Following a change in control and during the term of the agreement, the executive is entitled to a severance payment if:

•	the executive’s employment is terminated, other than for cause, disability, or retirement; or the executive terminates employment for good reason;
Good reason is generally defined to include:
•	the assignment of duties materially inconsistent with the executive’s positions, duties or responsibilities as in effect prior to the change in control;
•	a reduction in his or her base salary or fringe benefits;
•	a relocation of his or her principal place of employment by more than 25 miles from its location immediately prior to the change in control; or
•	a failure by Provident to obtain an assumption of the agreement by its successor.

For Messrs. Labozzetta, Kuntz and Lyons and Ms. Murray, the change in control severance payment is equal to three times the highest level of aggregate annualized base salary and other cash compensation paid to the executive during the calendar year termination occurs, or during either of the immediately preceding two calendar years, whichever is greater. In addition, the executive is generally entitled to receive life, health, dental and disability coverage for the remaining term of the agreement.

Provident entered into a Change in Control Agreement with Mr. Martin, effective January 1, 2022, which has a two-year term expiring December 31, 2023 and which replaced his prior three-year change in control agreement. Under this agreement, in the event of a qualifying termination event following a change in control of Provident, Mr. Martin would be entitled to a lump sum cash payment equal to three times the average annual compensation paid to him during the three completed calendar years preceding the year in which the change in control occurs, as well as continued insurance coverage for three years (or a cash equivalency payment). These payments would be in addition to any base salary and incentive compensation (if any) earned as of the date of termination.

The gross benefits under the change in control agreements for the named executive officers, other than Messrs. Martin and Labozzetta are reduced to avoid an excess parachute payment under Section 280G of the Internal Revenue Code if doing so results in a greater after-tax benefit to the executive.

The Compensation Committee considers these severance and change in control benefits to be an important part of the executive compensation program and consistent with market practice. The Compensation Committee believes that providing appropriate severance benefits helps attract and retain highly-qualified executives by mitigating the risks associated with leaving a previous employer and accepting a new position with Provident, and by providing income continuity following an unexpected termination.

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Executive Stock Ownership Requirements

Our Compensation Committee recommended, and our board of directors adopted, stock ownership levels for senior executives expressed as an amount of Provident common stock having a value equal to a multiple of base salary as follows:

Tier I	President and Chief Executive Officer	6 times base salary
Tier II	Other Named Executive Officers	1.5 times base salary

Each of the named executive officers currently exceeds these guidelines. An executive’s vested restricted stock awards, unvested time-vesting restricted stock awards, and shares of Provident common stock held in the ESOP and 401(k) Plan count toward compliance with the ownership guidelines.

Prohibition on Hedging

Our stock trading policy prohibits the named executive officers and others from engaging in any transaction designed to hedge or offset the economic risk of owning shares of our common stock. In addition, the policy provides that they should avoid pledging their shares of our common stock as collateral for a margin account or loan.

Clawback Policy

Our cash and equity incentive awards are subject to clawback provisions contained in our Omnibus Incentive Compensation Plan. The clawback provisions provide that if the company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirements under the federal securities laws, whether or not as a result of misconduct, any executive officer who received incentive-based compensation based on erroneous data during the three-year period preceding the date of the accounting restatement, is required to reimburse the company for compensation paid in excess of what would have been paid based on the data reported in the accounting restatement.

The cash and equity incentive awards granted to an employee are also subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events. Such events include termination of employment for cause, violation of material company policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply, or other conduct that is detrimental to the business or reputation of the company. We will re-assess our policy upon the adoption of recently announced New York Stock Exchange rules governing clawbacks of executive compensation.

Risk Assessment

The Compensation Committee believes that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Provident. In addition, the Compensation Committee believes that the mix and design of the elements of our executive compensation program do not encourage management to assume excessive risks. The Omnibus Incentive Compensation Plan serves as a core governance document for our cash and equity incentive compensation plans, establishing lines of authority, a foundation for relevant internal controls and procedures, and risk mitigation and accountability features, including clawbacks and deferrals.

The Compensation Committee annually assesses risks posed by the compensation plans maintained for the benefit of, and incentive compensation paid to, officers and employees. This comprehensive risk assessment is performed by our Chief Risk Officer, General Auditor and Chief Compliance Officer and is presented to and reviewed by the Compensation Committee.

The risk assessment includes an evaluation of:

•	the design of incentive plans to ensure they satisfy bank regulatory requirements and do not encourage excessive or imprudent risk taking;
•	the internal controls over determining incentive payments and a review of the accuracy of the incentive payments and any related accruals; and
•	the board of directors’ oversight of the incentive compensation program to determine if it provides effective governance over the program and satisfies regulatory expectations.

The risk assessment conducted in 2022 concluded that our incentive compensation plans provide incentives that appropriately balance risk and reward, are compatible with effective controls and risk management, and are supportive of strong governance, including active oversight by the board of directors.

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Tax Deductibility of Executive Compensation

In light of the repeal of the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code, our Compensation Committee may authorize compensation that is not tax deductible if it is determined to be appropriate and in the best interests of the company and our stockholders.

Compensation and Human Capital Committee Report

Pursuant to rules and regulations of the SEC, this Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Provident specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the SEC subject to Regulation 14A or 14C or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND HUMAN CAPITAL COMMITTEE OF PROVIDENT FINANCIAL SERVICES, INC.

Matthew K. Harding (Chair)
James P. Dunigan
Terence Gallagher
Edward J. Leppert

John Pugliese

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Executive Compensation

The following table shows compensation paid or awarded with respect to our named executive officers during the years indicated. The Compensation Discussion and Analysis contains information concerning how the Compensation Committee viewed its 2022 compensation decisions for the named executive officers.

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Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Christopher Martin Executive Chairman (Formerly Chairman, President and Chief Executive Officer)	2022	456,673	597,750	199,250	—	—	139,235	1,392,908
	2021	796,539	597,750	199,250	849,523	—	182,499	2,625,561
	2020	814,131	588,750	196,250	744,795	—	186,268	2,530,194

Anthony Labozzetta President & Chief Executive Officer (Formerly President and Chief Operating Officer)	2022	648,269	650,000	—	655,980	—	95,043	2,049,292
	2021	604,197	678,091	—	644,870	—	79,195	2,006,353
	2020	224,661	—	—	391,720	—	17,688	634,069

Thomas M. Lyons Senior Executive Vice President and Chief Financial Officer	2022	530,423	318,600	—	357,257	—	108,164	1,314,444
	2021	515,462	309,600	—	366,670	—	116,562	1,308,294
	2020	520,616	301,200	—	313,348	18,830	115,116	1,269,110
John Kuntz Senior Executive Vice President, Chief Administrative Officer and General Counsel	2022	533,423	320,400	—	359,275	—	90,825	1,303,923
	2021	518,462	311,400	—	368,801	—	98,845	1,297,508
	2020	521,885	303,000	—	315,221	10,273	95,359	1,245,738
Valerie O. Murray Executive Vice President, Chief Wealth Officer and President of Beacon Trust	2022	458,846	276,000	—	61,898	—	66,221	862,965
	2021	429,231	258,000	—	317,013	—	65,220	1,069,464
	2020	424,154	246,000	—	255,922	—	64,092	990,168

(1)	The amounts shown represent base salary earned during each fiscal year covered. The amount shown for Mr. Labozzetta in 2020 reflects a partial year. Mr. Labozzetta’s employment commenced on August 1, 2020. The amounts shown for all NEOs in 2020 reflect an extra pay period equivalent to two weeks pay.
(2)	The amounts shown reflect the aggregate grant date fair value of time-vesting and performance-vesting awards computed in accordance with FASB ASC Topic 718. The grant date fair values of the performance-vesting portion of the awards are computed at Target performance achievement. The grant date fair values of the performance-vesting portion of the awards at Maximum performance achievement would be: $956,003, $1,039,596, $382,141, $384,324 and $331,063 for 2022 for Messrs. Martin, Labozzetta, Lyons, Kuntz, and Ms. Murray, respectively; $945,493, $813,407, $367,275, $369,407 and $306,070 for 2021 for Messrs. Martin, Labozzetta, Lyons, Kuntz, and Ms. Murray, respectively; $942,926, $361,788, $363,990, and $295,524 for 2020 for Messrs Martin, Lyons, Kuntz, and Ms. Murray, respectively. No amounts were included in 2020 for Mr. Labozzetta as his employment commenced on August 1, 2020.
(3)	The amounts shown reflect the grant date fair value of time-vesting stock options computed in accordance with FASB ASC Topic 718. No performance-vesting stock options were granted in the years presented.
(4)	The amounts shown reflect the payment made under the Executive Annual Incentive Plan. Commencing in 2021, Ms. Murray's cash incentive payment is based on 80% wealth management and 20% company results.
(5)	The amounts in this column reflect the actuarial increase in the present value at each year end compared to the prior year end of the named executive officer's benefits under all defined benefit pension plans. Mr. Martin rolled over his Pension Plan benefit to the 401(k) Plan on October 16, 2018. For 2022, there was a negative change in present value of the benefits under the defined benefit plan and no amount is disclosed in the Summary Compensation Table. Mr. Labozzetta and Ms. Murray are not participants in the defined benefit pension plan, which was frozen prior to their employment with the company. No named executive officer received preferential or above-market earnings on deferred compensation.
(6)	The amounts in this column represent all other compensation not properly reported in other columns of the Summary Compensation Table including perquisites (non-cash benefits and perquisites such as the use of employer-owned automobiles, car allowances, membership dues and other personal benefits), the value of cash dividends payable on unvested restricted stock awards subject to time-vesting, accumulated dividends paid on performance-vesting awards that actually vested, employee benefits (employer cost of medical, dental, vision, life and disability insurance), and employer contributions to defined contribution plans (Provident Bank 401(k) Plan, ESOP and the Non-Qualified Supplemental Defined Contribution Plan). Amounts are reported separately under the following “All Other Compensation” and “Perquisites” tables.

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All Other Compensation

Name	Year	Perquisites and Other Personal Benefits ($)	Dividends on Stock Awards ($)	Company Contribution on Employee Medical and Insurance Benefits ($)	Company Contributions to Retirement, 401(k) and Non-Qualified Plans ($)	Total ($)
Christopher Martin	2022	19,710	49,117	18,182	52,226	139,235
	2021	17,355	46,742	19,015	99,387	182,499
	2020	15,732	82,330	19,528	68,678	186,268
Anthony Labozzetta	2022	15,992	2,484	24,046	52,521	95,043
	2021	16,431	—	23,010	39,754	79,195
	2020	1,022	—	8,301	8,365	17,688
Thomas M. Lyons	2022	6,000	22,488	22,896	56,780	108,164
	2021	6,000	20,180	24,557	65,825	116,562
	2020	6,000	36,049	25,341	47,726	115,116
John Kuntz	2022	6,000	21,061	1,272	62,492	90,825
	2021	7,000	18,384	1,252	72,209	98,845
	2020	6,000	30,283	6,320	52,756	95,359
Valerie O. Murray	2022	6,000	17,498	1,940	40,783	66,221
	2021	6,500	15,133	1,884	41,703	65,220
	2020	6,000	22,924	2,268	32,900	64,092

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Perquisites

Name	Year	Personal Use of Company Car/Car Allowance ($)(7)	Club Dues ($)	Total Perquisites and Other Personal Benefits ($)(8)
Christopher Martin	2022	12,286	7,424	19,710
	2021	10,111	7,244	17,355
	2020	9,344	6,388	15,732
Anthony Labozzetta	2022	5,797	10,195	15,992
	2021	3,450	12,981	16,431
	2020	1,022	—	1,022
Thomas M. Lyons	2022	6,000	—	6,000
	2021	6,000	—	6,000
	2020	6,000	—	6,000
John Kuntz	2022	6,000	—	6,000
	2021	6,000	—	7,000
	2020	6,000	—	6,000
Valerie O. Murray	2022	6,000	—	6,000
	2021	6,000	—	6,500
	2020	6,000	—	6,000
(7)	For Messrs. Martin and Labozzetta, the amount shown is the value attributable to personal use of a company-provided automobile calculated in accordance with Internal Revenue Service guidelines. For the other named executive officers, the amount shown is a monthly car allowance.
(8)	The amounts shown for Mr. Kuntz include a twenty-year service award of $1,000 in 2021. The amounts shown for Ms. Murray include a ten-year service award of $500 in 2021.

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Plan-Based Awards

The following table shows certain information as to grants of plan-based awards during 2022 made to the named executive officers. The awards granted on January 27, 2022 represent the cash incentive payments that could be earned based on performance under the Executive Annual Cash Incentive Plan for 2022. The awards granted on March 2, 2022 are long-term equity incentive awards which are primarily performance-vesting awards. The Compensation Discussion and Analysis contains information about cash- and equity-based incentive awards made to our named executive officers.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2022

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Options (#)(4)	Awards ($/Sh)	Awards ($)(5)
Christopher Martin	1/27/2022
	3/2/2022				11,486	24,932	40,338				597,750
	3/2/2022								34,353	23.70	199,250
Anthony Labozzetta	1/27/2022	48,750	487,500	731,250
	3/2/2022				12,490	27,112	43,865			23.70	650,000
Thomas M. Lyons	1/27/2022	26,550	265,500	398,250
	3/2/2022				4,591	9,966	16,124				238,950
	3/2/2022							3,361		23.70	79,650
John Kuntz	1/27/2022	26,700	267,000	400,500
	3/2/2022				4,618	10,023	16,216				240,300
	3/2/2022							3,380		23.70	80,100
Valerie O. Murray	1/27/2022	23,000	230,000	345,000
	3/2/2022				3,978	8,634	13,969				207,000
	3/2/2022							2,911		23.70	69,000
(1)	The amounts shown at Target assume achievement of 100% of company goals and objectives. For Ms. Murray the Target assumes achievement of goals based on 80% on the wealth management business and 20% on company goals. The range of estimated possible payouts reflects the full potential of the annual incentive payment if only one performance goal is achieved at Threshold level and if all performance goals are achieved at Maximum level.
(2)	Represents the number of restricted stock awards that may vest if performance goals are achieved over the three-year period 2022-2024 at the stated levels. The Threshold and Maximum levels include the impact of a Total Shareholder Return Modifier applied to the return on tangible equity component of the performance goals.
(3)	Represents the number of three-year time-vesting restricted stock awards granted.
(4)	Represents the number of three-year time-vesting stock options granted.
(5)	Represents the grant date fair value of the awards determined in accordance with FASB ASC Topic 718. Note 13 to our audited financial statements for the year ended December 31, 2022 contained in our Annual Report on Form 10-K includes the assumptions used to calculate these amounts.

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Outstanding Equity Awards at Year-End

The following table shows certain information about outstanding equity awards as of December 31, 2022 for our named executive officers.

Outstanding Equity Awards At December 31, 2022

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Christopher Martin	26,755	—		15.23	2/19/2023	—	—	81,510	1,741,054
	35,000	—		16.38	2/19/2024
	65,972	—		18.34	2/19/2025
	76,327	—		18.70	2/24/2026
	42,857	—		26.31	3/7/2027
	43,124	—		25.58	3/5/2028
	41,685	—		27.25	3/4/2029
	71,493	35,747		20.62	3/3/2030
	18,868	37,737		20.66	3/3/2031
	—	34,353		23.70	3/2/2032
	25,126	—		15.23	2/19/2023
	45,762	—		16.38	2/19/2024
Anthony Labozzetta	—	—		—	—	5,287	112,930	51,474	1,099,485
Thomas M. Lyons	—	—		—	—	7,075	151,122	31,809	679,440
John Kuntz	—	—		—	—	7,117	152,019	31,996	683,435
Valerie O. Murray	—	—		—	—	5,986	127,861	26,658	569,415

(1)	Stock options generally expire 10 years after the grant date.
(2)	Amounts shown represent the number of time-vesting stock awards that were not vested at December 31, 2022.
(3)	Amounts shown are based on the fair market value of Provident common stock on December 30, 2022 (the last trading day of 2022) of $21.36.
(4)	Amounts shown represent the number of stock awards that may vest if performance goals are achieved over the three-year periods of 2020-2022, 2021-2023 and 2022-2024 at Target level.

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Option Exercises and Stock Vested

The following table shows certain information about restricted stock awards that vested in 2022.

	Stock Awards		Stock Options
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)	Number of Shares Exercised (#)	Value Realized on Exercise ($)(2)
Christopher Martin	17,667	413,761	—	—
Anthony Labozzetta	2,643	62,639	—	—
Thomas M. Lyons	10,135	238,052	—	—
John Kuntz	9,566	224,730	—	—
Valerie O. Murray	7,941	186,548	—	—
(1)	The value realized on vesting represents the market value on the day the stock vested.
(2)	There were no Stock Options Exercised during 2022.

Pension Benefits

We maintain a noncontributory defined benefit pension plan covering full-time employees who had attained age 21 with at least one year of service as of April 1, 2003, the date on which the pension plan was frozen. All participants in the pension plan are 100% vested.

Pension plan participants generally become entitled to retirement benefits upon their later attainment of age 65 or the fifth anniversary of participation in the plan, which is referred to as the normal retirement date. The normal retirement benefit is equal to 1.35% of the participant’s average final compensation up to the average social security level, plus 2% of the participant’s average final compensation in excess of the average social security level multiplied by the participant’s years of credited service to a maximum of 30 years.

Vested retirement benefits generally are paid beginning on the participant’s normal retirement date. Participants with accrued benefits in the pension plan prior to April 1, 2003 continued to vest in their pre-April 1, 2003 accrued benefit.

A participant may elect to retire prior to age 65 and receive early retirement benefits if retirement occurs after completion of at least five consecutive years of vested service and attainment of age 55. If an early retirement election is made by a participant, retirement benefits will begin on the first day of any month during the ten year period preceding the participant’s normal retirement date, as directed by the retiring participant. If a participant elects to retire prior to attaining age 65 and after completing five years of credited service, his or her accrued pension benefit will be a reduced benefit calculated pursuant to the terms of the pension plan. However, if a participant elects to retire early after both attaining age 60 and completing 25 years of credited service, his or her accrued pension benefit will be unreduced. If the termination of service occurs after the normal retirement date, the participant’s benefits will begin on the participant’s postponed retirement date.

The following table shows the present value of accumulated benefits payable to each of our named executive officers, including the number of years of service credited to each named executive officer, under each of the pension plans determined using interest rate and mortality rate assumptions consistent with those used in Provident’s financial statements.

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Pension Benefits At And For The Year Ended December 31, 2022

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Christopher Martin	None applicable	—	—	—
Anthony Labozzetta	None applicable	—	—	—
Thomas M. Lyons	The First Sentinel Pension Plan	23	62,891	—
John Kuntz	Provident Bank Pension Plan	21	48,501	—
Valerie O. Murray	None applicable	—	—	—

(1)	The amounts shown are determined based on the measurement date of December 31, 2022. For the discount rate and other assumptions used, please refer to note 13 to our audited financial statements contained in our Annual Report on Form 10-K. Mr. Martin’s interest in The First Sentinel Pension Plan was rolled over into the 401(k) Plan on October 16, 2018.

Non-Qualified Deferred Compensation

The following table shows certain information about the participation by each named executive officer in our non-qualified defined contribution plans at and for the year ended December 31, 2022.

Non-Qualified Deferred Compensation At And For The Year Ended December 31, 2022

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Christopher Martin	—	17,004	37,891	—	1,144,855
Anthony Labozzetta	—	34,243	13,498	—	880,298
Thomas M. Lyons	—	23,346	6,368	—	191,391
John Kuntz	—	23,623	5,566	—	170,302
Valerie O. Murray	—	16,717	2,209	—	74,048
(1)	The amounts shown represent the estimated Non-Qualified Supplemental Defined Contribution Plan contribution for 2022. The portion of the contribution attributable to the ESOP is based on the fair market value of Provident common stock on December 30, 2022 (the last trading day of 2022) of $21.36 per share. These contributions are included in the Summary Compensation Table in the column “All Other Compensation.”
(2)	The amounts shown include interest and dividends credited under the Non-Qualified Supplemental Defined Contribution Plan. For Mr. Martin the amount shown includes interest and dividends on his balance in the First Savings Bank Directors’ Deferred Fee Plan. For Mr. Labozzetta the amount shown includes interest on his SB One Supplemental Executive Retirement Plan. The amounts shown include a decrease in the value of the phantom shares attributable to the ESOP portion of the supplemental benefit as the fair market value of Provident common stock at December 30, 2022 (the last trading day of 2022) was $21.36 per share compared to $24.22 per share at December 31, 2021. The interest and dividends are not included in the Summary Compensation Table because they were not “above market.”
(3)	For Mr. Martin the amount shown includes a balance of $609,055 in the First Savings Bank Directors’ Deferred Fee Plan. For Mr. Labozzetta the amount shown includes a balance of $813,655 in the SB One Supplemental Executive Retirement Plan. The amounts shown include contributions that were previously included in the Summary Compensation Table in the column “All Other Compensation” of $17,004, $34,243, $23,346, $23,623, and $16,717 for Messrs. Martin, Labozzetta, Lyons, Kuntz and Ms. Murray, respectively for 2022; $57,775, $35,404, 26,759, $27,086 and $17,362 for Messrs. Martin, Labozzetta, Lyons, Kuntz and Ms. Murray, respectively for 2021; and $36,369, 17,044, $17,126, and $10,748 for Messrs. Martin, Lyons, Kuntz, and Ms. Murray, respectively for 2020.

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We maintain a Non-Qualified Supplemental Defined Contribution Plan (the “Supplemental Plan”), which is a non-qualified plan that provides additional benefits to certain employees whose benefits under the 401(k) Plan and ESOP are reduced by tax law limitations applicable to tax-qualified plans. The Supplemental Plan requires a contribution for each participant who also participates in the 401(k) Plan and ESOP equal to the amount that would have been contributed under the terms of the 401(k) Plan and ESOP but for the tax law limitations, less the amount actually contributed under the 401(k) Plan and ESOP. The Supplemental Plan provides for a phantom stock allocation for qualified contributions that may not be accrued in the qualified ESOP and for matching contributions that may not be accrued in the qualified 401(k) Plan due to tax law limitations. Vesting of these supplemental benefits is subject to the same terms and conditions as the benefits provided under the 401(k) Plan and ESOP. The 401(k) portion of the benefit under the Supplemental Plan is credited with interest at an annual rate equal to the bond equivalent yield on United States Treasury Securities adjusted to a constant maturity of ten years. The ESOP portion of the benefit under the Supplemental Plan is credited with dividends payable on Provident common stock.

Benefits payable under the Supplemental Plan are payable to the participant in a lump sum during the calendar year immediately following the calendar year of the earliest to occur of: (i) separation from service; (ii) disability; or (iii) death of the participant. The 401(k) portion of the benefit under the Supplemental Plan is paid in cash and the ESOP portion of the benefit is paid in cash unless the committee administering the Supplemental Plan determines in its sole discretion to pay the equivalent benefit in the form of Provident common stock.

Potential Payments Upon Termination or Change in Control

Provident has entered into employment agreements with both Mr. Martin and Mr. Labozzetta. In addition, Provident has entered into three-year change in control agreements with Messrs. Labozzetta, Lyons and Kuntz and Ms. Murray, and a change in control agreement with a two-year term with Mr. Martin.

The following tables reflect the amount of compensation and benefits payable to each of the named executive officers, at December 31, 2022 pursuant to such individual’s employment agreement or change in control agreement, as applicable, in the event of termination of such executive’s employment under the circumstances noted in the tables. No payments are required due to a voluntary termination under the employment agreement and the change in control agreements.

The amount of compensation and benefits payable to each named executive officer upon an involuntary termination without cause or a termination by the executive for Good Reason, in each case following a change in control and in the event of disability (with respect to Mr. Martin’s and Mr. Labozzetta’s employment agreement) is shown in the following tables. The amounts shown assume that such termination was effective as of December 31, 2022, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executive upon his or her termination. The amounts shown relating to unvested options and stock awards are based on the fair market value of our common stock on December 30, 2022, the last trading day of 2022, of $21.36 per share. The actual amounts that may be paid out to each executive can only be determined at the time of such executive’s separation from Provident. The amounts shown in the following tables do not take into account any reductions that may be required in order to comply with Internal Revenue Code Section 280G best net benefit provisions in each of the named executive officers’ agreements. There is no such best net benefit provision in the agreements with Messrs. Martin and Labozzetta.

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Potential Payments Upon Termination or Change in Control as of December 31, 2022

Christopher Martin	Employment Agreement	Employment Agreement	Change in Control Agreement
			After Change in Control
Benefit	Termination w/o Cause or for Good Reason ($)(1)	Disability ($)(2)	Termination w/o Cause or for Good Reason ($)(3)
Salary	450,000	337,500	2,032,001
Incentive/Bonus	—	—	1,594,318
Total Cash Payments	450,000	337,500	3,626,319
Medical	21,698	21,698	65,093
Dental	471	471	1,413
Life Insurance	499	499	1,498
Long-Term Disability	594	594	1,782
Vision	133	133	398
Total Benefits	23,395	23,395	70,184
Total Cash & Benefits	473,395	360,895	3,696,503
Value Unvested Options	—	52,869	52,869
Value Unvested Awards	—	1,741,054	1,741,054
TOTAL	473,395	2,154,818	5,490,426
(1)	Mr. Martin has a new Employment Agreement effective January 1, 2022 as the Executive Chairman. The salary benefit is based on 12 months pursuant to the Employment Agreement.
(2)	Represents 75% of base salary over a 12 month period along with 12 months of benefit payments. Payments will commence on the effective date of the executive’s termination and will end on the earlier of: (i) the date the executive returns to full-time employment; (ii) full-time employment with another employer; (iii) attaining the age of 65; or (iv) the executive’s death.
(3)	Mr. Martin has a new Change in Control Agreement effective January 1, 2022 as the Executive Chairman. The agreement provides for a cash severance payment amount equal to three (3) times the average of his annual compensation during the three completed calendar years preceding the year in which the change in control occurs.

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Anthony Labozzetta	Employment Agreement	Employment Agreement	Change in Control Agreement
			After Change in Control
Benefit	Termination w/o Cause or for Good Reason ($)(1)	Disability ($)(2)	Termination w/o Cause or for Good Reason ($)
Salary	650,000	487,500	1,950,001
Incentive/Bonus	655,980	—	1,967,941
Total Cash Payments	1,305,980	487,500	3,917,942
Medical	35,090	35,090	105,270
Dental	2,261	2,261	6,784
Life Insurance	1,109	1,109	3,328
Long-Term Disability	594	594	1,782
Vision	133	133	398
Total Benefits	39,187	39,187	117,562
Total Cash & Benefits	1,345,167	526,688	4,035,504
Value Unvested Options	—	—	—
Value Unvested Awards	—	1,212,415	1,212,415
TOTAL	1,345,167	1,739,103	5,247,919
(1)	Salary benefit is based on 12 months pursuant to the Employment Agreement.
(2)	Represents 75% of base salary over a 12 month period along with 12 months of benefit payments. Payments will commence on the effective date of the executive’s termination and will end on the earlier of: (i) the date the executive returns to full-time employment; (ii) full-time employment with another employer; (iii) attaining the age of 65; or (iv) the executive’s death.

Thomas M. Lyons	After Change in Control
Benefit	Termination w/o Cause or for Good Reason ($)
Salary	1,593,000
Incentive/Bonus	1,071,771
Total Cash Payments	2,664,771
Medical	65,093
Dental	2,824
Life Insurance	2,720
Long-Term Disability	1,782
Vision	398
Total Benefits	72,817
Total Cash & Benefits	2,737,588
Value Unvested Options	—
Value Unvested Awards	830,562
TOTAL	3,568,150

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John Kuntz	After Change in Control
Benefit	Termination w/o Cause or for Good Reason ($)
Salary	1,602,000
Incentive/Bonus	1,077,825
Total Cash Payments	2,679,825
Medical	65,093
Dental	1,413
Life Insurance	1,779
Long-Term Disability	1,782
Vision	398
Total Benefits	70,465
Total Cash & Benefits	2,750,290
Value Unvested Options	—
Value Unvested Awards	835,454
TOTAL	3,585,743

Valerie O. Murray	After Change in Control
Benefit	Termination w/o Cause or for Good Reason ($)
Salary	1,290,001
Incentive/Bonus	951,040
Total Cash Payments	2,241,041
Medical	65,093
Dental	4,590
Life Insurance	2,356
Long-Term Disability	1,782
Vision	398
Total Benefits	74,219
Total Cash & Benefits	2,315,260
Value Unvested Options	—
Value Unvested Awards	697,276
TOTAL	3,012,536

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Pay Ratio Disclosure

The following is a reasonable estimate calculation, prepared in accordance with SEC rules, of the ratio of the total annual compensation paid to Mr. Labozzetta, who served as our President and Chief Executive Officer in 2022, to the median of the total annual compensation of our employees, except Mr. Labozzetta for 2022. Our median employee for this calculation was determined using total annual compensation data for all our active employees, excluding Mr. Labozzetta as of December 31, 2022. We included all active employees. The employees included those employed on a full-time, part-time or seasonal basis. We did not annualize or prorate the data used in the calculation. Total annual compensation used to arrive at the median employee was consistent with that used to calculate total annual compensation for the named executive officers as required by the SEC, excluding the change in pension value and nonqualified deferred compensation earnings and the value of other benefits available on a non-discriminatory basis to all our employees, such as company contributions to health, life and disability insurance.

After identifying the median employee as described above, we determined that the median employee had a total annual compensation of $69,733 for 2022, which was determined using the same methodology as required by the SEC for named executive officers as set forth in the summary compensation table. The total annual compensation for Mr. Labozzetta for the same period shown in the summary compensation table presented earlier was $2,049,292. The ratio of Mr. Labozzetta’s total annual compensation to the median total annual compensation of all other employees for 2022 was 29:1.

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Pay Versus Performance

As discussed in the Compensation Discussion & Analysis above, our Compensation Committee has implemented an executive compensation program designed to link a substantial portion of our NEO’s realized compensation to the achievement of the company’s financial and strategic objectives, and to align our executive pay with changes in the value of our stockholders’ investments. The following table sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2022, 2021 and 2020.

Year	Summary Compensation Table Total for first CEO(1) $	Summary Compensation Table Total for second CEO(2) $	Compensation Actually Paid to first CEO(3) $	Compensation Actually Paid to second CEO(3) $	Average Summary Compensation Table Total for Non-CEO NEOs(4) $	Average Compensation Actually Paid to Non-CEO NEOs(4) $	Value of Initial Fixed $100 Investment Based on:		Net Income $ (in millions)	Return on Average Assets
							TSR(5)	Peer Group TSR(5)
2022	2,035,519	—	1,920,731	—	1,232,407	1,053,366	$100.08	$88.49	176	1.29%
2021	—	2,625,561	—	4,387,807	1,420,405	1,889,746	$108.82	$109.72	168	1.26%
2020	—	2,530,194	—	1,941,043	997,872	778,301	$ 77.47	$91.07	97	0.86%
(1)	For fiscal year 2022, this column presents the summary compensation table total for President and Chief Executive Officer Anthony Labozzetta, following Mr. Labozzetta’s appointment as President and Chief Executive Officer effective January 1, 2022.
(2)	For fiscal years 2020 and 2021, this column presents the summary compensation total for President and Chief Executive Officer Christopher Martin.

(3)	SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine “compensation actually paid” as reported in the Pay versus Performance Table. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. In general, “compensation actually paid” is calculated as Summary Compensation Table total compensation adjusted to include the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date). In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to Messrs. Labozzetta and Martin’s total compensation to determine the compensation actually paid:

	Anthony Labozzetta	Christopher Martin
	2022	2021	2020
Total Compensation as reported in Summary Compensation Table (SCT)	$ 2,035,519	$ 2,625,561	$ 2,530,194
Pension values reported in SCT	—	—	—
Fair value of equity awards granted during fiscal year	(650,000)	(797,000)	(785,000)
Pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the current year	—	—	—
Fair value of equity compensation granted in current year—value at end of year-end	601,057	1,423,024	787,002
Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(740)	183,642	(206,907)
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(65,105)	952,580	(384,246)
Dividends or other earnings paid on stock or options awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	—	—	—
Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—	—	—
Compensation Actually Paid to CEO	$ 1,920,731	$ 4,387,807	$ 1,941,043

(4)	The NEOs in the 2022 reporting year are Christopher Martin, Thomas Lyons, John Kuntz and Valerie O. Murray. The NEOs in the 2021 reporting year are Anthony Labozzetta, Thomas Lyons, John Kuntz and Valerie O. Murray. The NEOs in the 2020 reporting year are Anthony Labozzetta, Thomas M. Lyons, John Kuntz, Valerie O. Murray, Walter Sierotko and Donald W. Blum. In accordance with the requirements of Item 402(v) of Regulation S-K, the adjustments in the table below were made to the NEO’s total compensation to determine the compensation actually paid:

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	NEO Averages
	2022	2021	2020
Total Compensation as reported in SCT	$ 1,232,407	$ 1,420,405	$ 997,872
Pension values reported in SCT	—	—	(6,535)
Fair value of equity awards granted during fiscal year	(428,000)	(389,273)	(172,717)
Pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the current year	—	—	—
Fair value of equity compensation granted in current year—value at end of year-end	360,948	645,211	162,983
Change in fair value for end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(7,766)	26,818	(65,104)
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(104,223)	186,585	(138,198)
Dividends or other earnings paid on stock or options awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	—	—	—
Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—	—	—
Compensation Actually Paid to NEOs	$ 1,053,366	$ 1,889,746	$ 778,301

(5)	TSR is determined based on the value of an initial fixed investment of $100. The TSR peer group consists of the S&P Composite Thrift Index, which contains all thrift institutions traded on the NYSE and NASDAQ stock exchange, which is the same peer group used by the Company for purposes of Item 201(e) of Regulation S-K under the Exchange Act in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

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Relationship Between “Compensation Actually Paid” and Performance Measures

As shown in the charts as discussed further below, the relationship between the Compensation Actually Paid to the CEO and the Average Compensation Actually Paid to the NEOs other than the CEO in fiscal 2020, 2021 and 2022 (collectively, “NEO Compensation Actually Paid”) to each of (1) Net income, (2) total shareholder return (“TSR”), and (3) return on average assets (“ROAA”) demonstrates that such compensation fluctuates to the extent the Company is achieving its goals and increasing value for stockholders in line with the company’s compensation philosophy and performance-based objectives.

Pay Versus Net Income
$5,000
$4,000
$3,000
$2,000
$1,000
$0
Pay ($000)
$200
$160
$120
$80
$40
$0
Provident Net Income ($M)
$97
$168
$176
$1,941
$778
$4,388
$1,890
$1,921
$1,053
2020
2021
2022
CAP to PEO
Avg. Cap to Non-PEO NEOs
Provident Net Income

Pay Versus TSR
$5,000
$4,000
$3,000
$2,000
$1,000
$0
Pay ($000)
$125
$100
$75
$50
$25
$0
TSR Indexed to $100 Per Share
$91
$77
$110
$109
$100
$88
$1,941
$778
$4,388
$1,890
$1,921
$1,053
2020
2021
2022
CAP to PEO
Avg. Cap to Non-PEO NEOs
Provident TSR
S&P 1500 Thrifts & Mortgage Finance TSR

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The three items listed below represent the most important metrics we used to determine Compensation Actually Paid for fiscal year 2022:

1.	Return on Average Assets
2.	Return on Average Tangible Equity
3.	Earnings Per Share

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Director Compensation

Elements of Director Compensation

Director Fees

Director compensation is paid to our non-management directors only. Messrs. Martin and Labozzetta receive no director compensation for their service on the board of directors.

Our board of directors establishes director compensation based on the recommendation of the Compensation Committee. Periodically, the Compensation Committee will engage the services of a third party and will consult external surveys to assist it in a review of director compensation.

We pay annual director fees based on a fiscal year covering the period starting May 1 and ending on April 30. We do not pay “per meeting” fees. The board, through its Compensation Committee regularly reviews board fees, with advice from their independent compensation consultant, to ensure the fee structure and amount is aligned with peers and properly compensates board members for their responsibilities. Based on the 2022 director fee market study as prepared by FW Cook and given that the retainers have been held flat since 2012, the board approved a change to the board member annual retainer from $50,000 to $55,000 and an increase in the annual retainer fee for the Lead Director from $20,000 to $25,000. In consideration for the increased responsibilities and complexity associated with the Risk and Technology committees, the board also approved increases to the respective chairs’ annual retainers from $20,000 to $22,500 and the members’ annual retainers from $10,000 to $12,500. The current director fee schedule is as follows:

Board Member Annual Retainer	$55,000
Lead Director Annual Retainer (paid in quarterly installments)	$25,000
Committee Annual Retainers (paid in quarterly installments)

$27,500 for Audit and Compensation Committee Chairs

$15,000 for each member of the Audit and Compensation Committees

$20,000 for Governance/Nominating Committee Chair

$10,000 for each member of the Governance/Nominating

$22,500 for Risk and Technology Committee Chairs

$12,500 for each member of the Risk and Technology Committees

Annual Equity Grant	Shares equivalent to $90,000 based on the grant date price with one-year vesting

Director Benefits

An annual medical examination is made available to each director.

Retirement Plan for the Board of Directors of Provident Bank

The Retirement Plan for the Board of Directors of Provident Bank was terminated in 2005 to eliminate the accrual of benefits for directors with less than ten years of service as of December 31, 2006. For directors having ten or more years of service as of December 31, 2006 (includes two current directors), the plan provides cash payments for up to ten years based on age and length of service requirements. The maximum payment under this plan to a board member who terminates service on or after the normal retirement age as defined in the plan with at least ten years of service on the board is 40 quarterly payments of $1,250. We may suspend payments under this plan if Provident Bank fails to meet Federal Deposit Insurance Corporation or New Jersey Department of Banking and Insurance minimum capital requirements. The plan further provides that, in the event of a change in control (as defined in the plan), the undistributed balance of a director’s accrued benefit will be distributed to him or her within 60 days of such change in control.

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Voluntary Fee Deferral Plans

Our directors may elect to defer the receipt of all or a portion of the cash compensation paid to them for service on the board of directors. Elections to defer fees and the scheduled distribution of amounts deferred and earnings on those amounts shall comply with the requirements of Section 409A of the Internal Revenue Code. Deferred fees are credited to a memorandum account established for the benefit of each participant, and credited amounts currently earn interest at the prevailing prime rate.

In connection with its acquisition of First Sentinel Bancorp, Inc., Provident assumed the First Savings Bank Directors’ Deferred Fee Plan, which was frozen prior to the completion of the acquisition. This plan will be paid out in accordance with the provisions of its governing documents.

The following table sets forth for the year ended December 31, 2022 certain information as to total remuneration paid to directors for their service on the board of directors in 2022 other than Messrs. Martin and Labozzetta, who are not paid director fees. There were no stock options outstanding at December 31, 2022, and no other compensation was paid to the non-executive directors for their service in 2022. Compensation paid to Mr. Martin and Mr. Labozzetta is included in this Proxy Statement under the heading “Executive Compensation-Summary Compensation Table.”

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	Total ($)
Robert Adamo	81,875	89,998	4,529	176,402
Thomas W. Berry(3)	5,000	—	—	5,000
James P. Dunigan	103,125	89,998	7,976	201,099
Frank L. Fekete	92,500	89,998	1,618	184,116
Ursuline Foley	78,750	89,998	—	168,748
Terence Gallagher	91,875	89,998	—	181,873
Matthew K. Harding	94,375	89,998	—	184,373
Carlos Hernandez	98,750	89,998	2,334	191,082
Edward Leppert	85,000	89,998	—	174,998
Nadine Leslie	79,375	89,998	—	169,373
Robert McNerney	66,875	89,998	—	156,873
John Pugliese	101,875	89,998	—	191,873
(1)	The amounts shown reflect the aggregate grant date fair value of the restricted stock award made to each non-management director based on the closing price of the stock on the grant date and computed in accordance with FASB ASC Topic 718. The stock awards were made on May 4, 2022. These stock awards are time-vesting awards that vest in one year.
(2)	The amounts shown represent the aggregate increase in the present value of a director’s accumulated benefit under the Retirement Plan for the Board of Directors of Provident Bank, which was terminated in 2005 to eliminate the accrual of benefits for directors with less than ten years of service as of December 31, 2006. Messrs. Fekete and Hernandez have benefits under this plan. The amounts shown also include interest earned on deferred director fees for Messrs. Adamo and Dunigan.
(3)	Mr. Berry retired from the Board of Directors effective April 28, 2022.

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Security Ownership of Certain Beneficial Owners and Management

Persons and groups who beneficially own in excess of five percent of Provident’s issued and outstanding shares of common stock are required to file certain reports with the Securities and Exchange Commission (“SEC”) regarding such beneficial ownership. The following table shows, as of March 1, 2023, certain information as to persons who beneficially owned more than five percent of the issued and outstanding shares of our common stock. We know of no persons, except as listed below, who beneficially owned more than five percent of the issued and outstanding shares of our common stock as of March 1, 2023.

Principal Stockholders

Name and Address of Beneficial Owner	Number of Shares Owned and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding(1)
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	5,730,105(2)	7.6%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	10,913,075(3)	14.5%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	8,790,250(4)	11.7%
(1)	Based on 75,325,208 shares of Provident common stock outstanding as of March 1, 2022.
(2)	This information is based on Amendment No. 15 to Schedule 13G filed with the SEC on February 10, 2023 by Dimensional Fund Advisors LP.
(3)	This information is based on Amendment No. 14 to Schedule 13G filed with the SEC on January 23, 2023 by BlackRock, Inc.
(4)	This information is based on Amendment No. 13 to Schedule 13G filed with the SEC on February 9, 2023 by The Vanguard Group.

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Management

The following table shows certain information about shares of our common stock owned by each nominee for election as director, each incumbent director, each named executive officer identified in the summary compensation table included elsewhere in this Proxy Statement, and all nominees, incumbent directors and executive officers as a group, as of March 1, 2023.

Name	Position(s) held with Provident Financial Services, Inc. and/or Provident Bank	Shares Owned Directly and Indirectly(1)	Shares Subject to Stock Options(2)	Beneficial Ownership	Percent of Class(3)	Unvested Stock Awards Included in Beneficial Ownership
Nominees
Terence Gallagher	Director	35,354	—	35,354	*	3,949
Edward M. Leppert	Director	198,967	—	198,967	*	3,949
Nadine Leslie	Director	7,377	—	7,377	*	3,949
Incumbent Directors
Robert Adamo	Director	27,159	—	27,159	*	3,949
James P. Dunigan	Director	30,733	—	30,733	*	3,949
Frank L. Fekete	Director	72,061	—	72,061	*	3,949
Ursuline F. Foley	Director	25,293	—	25,293	*	3,949
Matthew K. Harding	Director	51,280	—	51,280	*	3,949
Carlos Hernandez	Director	95,106	—	95,106	*	3,949
Anthony J. Labozzetta	President and Chief Executive Officer	463,162	—	463,162	*	5,287
Christopher Martin	Executive Chairman	756,063(4)	441,088	1,197,151	1.58%	—
Robert McNerney	Director	21,781	—	21,781	*	3,949
John Pugliese	Director	96,576	—	96,576	*	3,949
Executive Officers Who Are Not Directors
Thomas M. Lyons	Senior Executive Vice President and Chief Financial Officer	237,284	—	237,284	*	7,075
John Kuntz	Senior Executive Vice President, General Counsel and Corpo- rate Secretary	151,758	—	151,758	*	7,117
Valerie O. Murray	Executive Vice President, Chief Wealth Management Officer and President of Beacon Trust Company	62,842	—	62,842	*	5,986
All directors and executive officers as a group (24 persons)		2,806,652	441,088	3,247,740	4.29%	110,282
*	Direct, plus 401(K) and ESOP, and IRA’s
*	Less than 1%

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(1)	The amounts shown for executive officers include shares held in our 401(k) Plan and shares allocated to the executive officer in our Employee Stock Ownership Plan (“ESOP”) as follows:

Name	401(k) Plan Shares	ESOP Shares
Christopher Martin	181,746	21,291
Anthony J. Labozzetta	—	641
Thomas M. Lyons	50,779	19,113
John Kuntz	7,418	25,735
Valerie O. Murray	14,964	7,695
All executive officers as a group (13 persons)	255,348	125,708

(2)	Includes shares underlying stock options that are presently exercisable or will become exercisable within 60 days of March 1, 2023.
(3)	Based on 75,325,208 shares of Provident common stock outstanding as of March 1, 2023. Shares subject to stock options that are presently exercisable or will become exercisable within 60 days of March 1, 2023 are deemed outstanding for computing the percentage ownership of the person holding such stock options, but are not deemed outstanding for purposes of computing the percentage ownership of other persons.
(4)	Includes 17,785 shares held by Mr. Martin in the First Savings Bank Directors’ Deferred Fee Plan.

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Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and anyone holding 10% or more of our common stock (reporting persons) to file reports with the Securities and Exchange Commission showing the holdings of, or transactions in, our common stock. Based solely on a review of copies of such reports, and written representations from each such reporting person that no other reports are required, we believe that in 2022 all reporting persons filed the required reports on a timely basis under Section 16(a).

Proposal 2

Advisory Vote to Approve Executive Compensation

The Compensation Discussion and Analysis appearing earlier in this Proxy Statement describes our executive compensation program and the compensation decisions made by our Compensation Committee with respect to the Chief Executive Officer and other officers named in the Summary Compensation Table (who are referred to as the “named executive officers”). At the 2017 Annual Meeting of Stockholders, our board of directors recommended, and the stockholders approved, a non-binding vote in favor of holding an annual advisory vote on executive compensation. As a result, we determined to hold an annual advisory vote on executive compensation until the next required stockholder vote relating to the frequency of stockholder voting on executive compensation. We are recommending that stockholders vote to approve an annual vote on executive compensation at this annual meeting. (See Proposal 3-Advisory Vote on the Frequency of Executive Compensation Advisory Votes.) Pursuant to Section 14A of the Securities Exchange Act of 1934, the board of directors is requesting stockholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of Provident Financial Services, Inc. (“Provident”) approve the compensation paid to Provident’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative accompanying the tables.”

Our executive compensation program is based on a pay for performance philosophy that is designed to support our business strategy and align the interests of our executives with our stockholders. Our board of directors believes that the link between compensation and the achievement of its long- and short-term business goals has helped our company’s financial performance over time, while not encouraging excessive risk-taking by management.

For these reasons, the board of directors is recommending that stockholders vote “FOR” this proposal. While this advisory vote is non-binding, the Compensation Committee and the board of directors value the views of our stockholders and will consider the outcome of this vote in future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO PROVIDENT’S NAMED EXECUTIVE OFFICERS.

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Proposal 3

Advisory Vote on the Frequency of Stockholder Voting on Executive Compensation

The company is required every six years to seek a non-binding advisory vote regarding the frequency of submission to stockholders of a “Say on Pay” advisory vote, such as Proposal 2. Stockholders must be given the opportunity to vote on compensation paid to our named executive officers either annually, every two years or every three years. Although this vote is advisory and non-binding, our board of directors will review voting results and give serious consideration to the outcome of such voting.

Since 2011, following the initial advisory vote of stockholders in favor of annual “say on pay” votes, we have held such votes every year. Our board of directors recognizes the importance of receiving regular input from our stockholders on important issues such as our executive compensation, and believes that it should continue to receive advisory input from our stockholders each year. In addition, market practice is that annual “say on pay” votes are held.

We have provided stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the board’s recommendation.

While our compensation policies and procedures are developed with long-term objectives in mind, our board of directors continues to believe that stockholder votes every year will permit stockholders to continue to express their collective view on approval of executive compensation on a frequent basis.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE OPTION OF “ONE YEAR” FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

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Proposal 4

Ratification of the Appointment of our Independent Registered Public Accounting Firm

Our independent registered public accounting firm for the year ended December 31, 2022 was KPMG LLP. The Audit Committee has re-appointed KPMG LLP to continue as our independent registered public accounting firm for the year ending December 31, 2023, subject to the ratification by our stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to attend the Annual Meeting virtually, and they will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP is not required by our Bylaws or otherwise. However, our board of directors is submitting the appointment of our independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of KPMG LLP, our Audit Committee will reconsider whether it should select another independent registered public accounting firm. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of Provident and its stockholders.

Audit Fees

The aggregate fees billed to Provident for professional services rendered by KPMG LLP for the audit of the annual financial statements, review of the financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings and engagements were $1,326,000 and $1,244,000 during the fiscal years ended December 31, 2022 and 2021, respectively.

Audit-Related Fees

The aggregate fees billed to Provident for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit and review of the financial statements and that are not already reported in “Audit Fees” above, were $176,200 and $143,300 during the fiscal years ended December 31, 2022 and 2021, respectively. These services were rendered for audits of our employee benefit plans.

Tax Fees

No fees were billed to Provident for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning during the fiscal years ended December 31, 2022 and 2021, as the Audit Committee currently has a policy that the independent registered public accounting firm shall not perform the preparation and filing of our corporate tax returns, tax compliance and other tax-related services.

All Other Fees

No fees were billed to Provident for other permissible services rendered by KPMG LLP during each of the fiscal years ended December 31, 2022 and 2021.

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Pre-Approval Policy

Our Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee up to a maximum amount of $25,000 between meetings of the Audit Committee, provided the Chair reports any such approvals to the full Audit Committee at its next meeting. The full Audit Committee pre-approves all other services to be performed by the independent registered public accounting firm and the related fees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTING FIRM.

Submission of Stockholder Proposals

To be eligible for inclusion in our proxy materials for next year’s Annual Meeting of stockholders, any stockholder proposal under SEC Rule 14a-8 to take action at such meeting must be received at our administrative office at 111 Wood Avenue South, P.O. Box 1001, Iselin, New Jersey 08830-1001, no later than November 18, 2023. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

Advance Notice of Business to be Conducted at an Annual Meeting

Our Bylaws provide an advance notice procedure for certain business or nominations to our board of directors to be brought before an Annual Meeting of stockholders. For a stockholder to properly bring business before an Annual Meeting, the stockholder must give written notice to our Corporate Secretary not less than 120 days prior to the date of Provident’s proxy materials for the preceding year’s Annual Meeting, or by no later than November 18, 2023 for next year’s Annual Meeting of stockholders; provided, however, that if the date of the Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s Annual Meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such Annual Meeting is first made. The notice must include, among other matters, the stockholder’s name, record address, and number of shares owned; a brief description of the proposed business; the reasons for bringing the proposed business before the Annual Meeting; any material interest of the stockholder in the proposed business. Nothing in this paragraph shall be deemed to require Provident to include in its proxy materials under SEC Rule 14a-8 any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

Notice of Solicitation of Proxies

In addition to the requirements set forth above under “Advance Notice of Business to be Conducted at an Annual Meeting“ SEC Rule 14a-19 requires a stockholder intending to engage in a director election contest with respect to the company’s 2024 Annual Meeting of stockholders to give the company notice of its intent to solicit proxies by providing the names of its nominees and certain other information at least 60 calendar days before the anniversary of the previous year’s annual meeting. This deadline is February 27, 2024.

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Other Matters

As of the date of this Proxy Statement, our board of directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this document. However, if any other matters shall properly come before the Annual Meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named therein to vote the shares represented by the proxy in accordance with their best judgment as to any such matters.

AN ADDITIONAL COPY OF OUR ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 2022, AS FILED WITH THE SEC, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PROVIDENT FINANCIAL SERVICES, INC., 111 WOOD AVENUE SOUTH, P.O BOX 1001, ISELIN, NEW JERSEY 08830-1001.

THE FORM 10-K IS ALSO AVAILABLE FREE OF CHARGE ON THE “INVESTOR RELATIONS” PAGE OF PROVIDENT BANK’S WEBSITE AT WWW.PROVIDENT.BANK.

THE CHARTERS OF OUR AUDIT, COMPENSATION AND HUMAN CAPITAL, GOVERNANCE/NOMINATING, RISK AND TECHNOLOGY COMMITTEES OF THE BOARD OF DIRECTORS, OUR CORPORATE GOVERNANCE PRINCIPLES, CODE OF BUSINESS CONDUCT AND ETHICS AND INDEPENDENCE STANDARDS ARE AVAILABLE ON THE “GOVERNANCE DOCUMENTS” SECTION OF THE “INVESTOR RELATIONS” PAGE OF PROVIDENT BANK’S WEBSITE AT WWW.PROVIDENT.BANK. COPIES OF EACH WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, PROVIDENT FINANCIAL SERVICES, INC., 111 WOOD AVENUE SOUTH, P.O BOX 1001, ISELIN, NEW JERSEY 08830-1001.

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General Information

The board of directors of Provident is soliciting proxies for our 2023 Annual Meeting of Stockholders, and any adjournment or postponement of the meeting. The Annual Meeting will be held in a virtual format on Thursday, April 27, 2023 at 10:00 a.m.

A Notice Regarding the Availability of Proxy Materials is first being sent to our stockholders on March 17, 2023.

The 2023 Annual Meeting of Stockholders

Date and Time: Our Annual Meeting of Stockholders will be held in a virtual format only on April 27, 2023, 10:00 a.m., local time at www.virtualshareholdermeeting.com/PFS2023. The Board of Directors believes that utilizing a virtual meeting format provides an opportunity for a broader group of stockholders to participate in the Annual Meeting, while also reducing the costs and environmental impact associated with holding an in-person meeting. In addition, the virtual meeting format provides a platform for the safe execution of the Annual Meeting in the current COVID-19 environment.

Participation in the Virtual Stockholder Meeting: Stockholders as of the close of business on the record date may attend the Annual Meeting by going to www. virtualshareholdermeeting.com/PFS2023, and logging-in by using the 16-digit control number indicated on their proxy card, voting instruction form, or Notice Regarding the Availability of Proxy Materials. We recommend that stockholders log-in to our virtual annual meeting at least 15 minutes before the scheduled starting time.

Record Date: March 1, 2023.

Shares Entitled to Vote: 75,325,208 shares of Provident common stock were outstanding on the record date and are entitled to vote at the Annual Meeting.

Purpose of the Annual Meeting: To consider and vote on the election of three directors, an advisory (non-binding) vote to approve the compensation paid to our named executive officers, an advisory (non-binding) vote to approve the frequency of stockholder voting on the compensation paid to our named executive officers, and the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023.

Vote Required: Subject to our majority voting policy described under the heading “Environmental, Social and Governance-Board Meetings and Committees-Majority Voting Policy” in this Proxy Statement, directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees proposed is withheld. The advisory vote to approve executive compensation and the ratification of KPMG LLP as our independent registered public accounting firm are each determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.” Regarding the advisory vote on the frequency of stockholder voting on executive compensation, a stockholder may vote for one, two or three years, or may abstain, and this advisory vote will be the choice (one, two or three years) that receives the most votes.

Board Recommendation: Our board of directors recommends that stockholders vote “FOR” each of the nominees for director listed in this Proxy Statement, “FOR” approval of the compensation paid to our named executive officers, “FOR” approval of an annual advisory vote on executive compensation, and “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023.

Provident: Provident is a Delaware corporation and the bank holding company for Provident Bank, an FDIC-insured New Jersey-chartered capital stock savings bank that operates a network of full-service branch offices throughout northern and central New Jersey, eastern Pennsylvania, and Queens and Nassau Counties in New York. Our principal administrative offices are located at 111 Wood Avenue South, Iselin, New Jersey 08830-1001. Our telephone number is (732) 590-9200.

Who Can Vote

March 1, 2023 is the record date for determining the stockholders of record who are entitled to vote at our Annual Meeting. On March 1, 2023, 75,325,208 shares of Provident common stock, par value of $0.01 per share, were outstanding and held by approximately 4,630 holders of record. The virtual presence, by properly executed proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting.

How Many Votes You Have

Each holder of shares of our common stock outstanding on March 1, 2023 will be entitled to one vote for each share held of record. However, our certificate of incorporation provides that stockholders of record who beneficially own in excess of 10% of the then outstanding shares of our common stock are not entitled to vote any of the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate of, as well as by any person acting in concert with, such person or entity.

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Matters to be Considered

The purpose of our Annual Meeting is to elect three directors, vote on an advisory basis on executive compensation, vote on an advisory basis on the frequency of stockholder voting on executive compensation, and ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023. We may adjourn or postpone the Annual Meeting for the purpose of allowing additional time to solicit proxies.

Our board of directors is not aware of any other matters that may be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, we intend that shares represented by properly submitted proxies will be voted, or not voted, by the persons named as proxies in their best judgment.

How to Participate in the Virtual Annual Meeting

You may participate in the virtual Annual Meeting by going to www.virtualshareholdermeeting.com/PFS2023, and logging-in by using the 16-digit control number indicated on your proxy card, voting instruction form, or Notice Regarding the Availability of Proxy Materials. We recommend that you log-in to the virtual Annual Meeting at least 15 minutes before the scheduled start time.

How to Vote

You may vote your shares:

•	By telephone or Internet (see the instructions at www.proxyvote.com). Beneficial owners may also vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will include the instructions with the proxy materials.
•	By written proxy. Stockholders of record can vote by written proxy card. If you received a printed copy of this Proxy Statement, you may vote by signing, dating and mailing the enclosed Proxy Card, or if you are a beneficial owner, you may request a voting instruction form from your bank or broker.
•	At the Annual Meeting. Stockholders of record may vote by logging-in to the virtual Annual Meeting and following the instructions.

If you return an executed Proxy Card without marking your instructions, your executed Proxy Card will be voted “FOR” the election of the three nominees for director, “FOR” approval of the executive compensation paid to our named executive officers, “FOR” an annual advisory vote on executive compensation, and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023.

Participants in Provident Benefit Plans

If you are a participant in our Employee Stock Ownership Plan or 401(k) Plan, or any other benefit plans sponsored by us through which you own shares of our common stock, you will have received a Notice Regarding the Availability of Proxy Materials by e-mail. Under the terms of these plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of our common stock allocated to his or her plan account. If you own shares through any of these plans and you do not vote by April 23, 2023, the respective plan trustees or administrators will vote your shares in accordance with the terms of the respective plans.

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Quorum and Vote Required

The presence, virtually, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes (non-voted proxies submitted by a bank or broker) will be counted for the purpose of determining whether a quorum is present.

Subject to our majority voting policy described under the heading “Environmental, Social and Governance-Board Meetings and Committees-Majority Voting Policy” in this Proxy Statement, directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees proposed is “Withheld.” The advisory vote on executive compensation, and the ratification of the appointment of our independent registered public accounting firm are each determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “Abstain.” The advisory vote on the frequency of stockholder voting on executive compensation will be determined based on the choice (one, two, or three years) receiving the most votes.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at our Annual Meeting. You may revoke your proxy by:

•	submitting a written notice of revocation to our Corporate Secretary prior to the voting of such proxy;
•	submitting a properly executed proxy bearing a later date;
•	voting again by telephone or Internet (provided such new vote is received on a timely basis); or
•	voting virtually at the Annual Meeting; however, simply participating in the Annual Meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Provident Financial Services, Inc.

111 Wood Avenue South

P.O. Box 1001

Iselin, New Jersey 08830-1001

Attention: Corporate Secretary

If your shares are held in street name, you should follow your bank’s or broker’s instructions regarding the revocation of proxies.

Solicitation of Proxies

Provident will bear the entire cost of soliciting proxies. In addition to solicitation of proxies by mail, we will request that banks, brokers and other holders of record send proxies and proxy materials to the beneficial owners of our common stock and secure their voting instructions, if necessary. We will reimburse such holders of record for their reasonable expenses in taking those actions. Alliance Advisors, LLC will assist us in soliciting proxies, and we have agreed to pay them a fee of $6,000 plus reasonable expenses for their services. If necessary, we may also use several of our employees, who will not be specially compensated, to solicit proxies from stockholders, personally or by telephone, facsimile, e-mail or letter.

Householding

Unless you have provided us contrary instructions, we have sent a single copy of these proxy materials to any household at which one or more stockholders reside if we believe the stockholders are members of the same household. Each stockholder in the household will receive a separate Proxy Card. This process, known as “householding,” reduces the volume of duplicate information and helps reduce our expenses. If you would like to receive your own set of proxy materials, please follow these instructions:

•	If your shares are registered in your own name, contact our transfer agent and inform them of your request to revoke householding by calling them at their toll free number, 1-866-540-7095, or by writing them at Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.
•	If a bank, broker or other nominee holds your shares, contact your bank, broker or other nominee directly.

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Recommendation of the Board of Directors

Your board of directors recommends that you vote “FOR” each of the nominees for director listed in this Proxy Statement, “FOR” approval of the compensation paid to our named executive officers, “FOR” approval of an annual advisory vote on executive compensation, and “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023.

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Provident Financial Services, Inc.

P.O. BOX 1001
ISELIN, NJ 08830

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 26, 2023 for shares held directly and by 11:59 P.M. ET on April 23, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PFS2023

You may attend the meeting via the Internet and vote during the meeting. Have the control number that is printed in the box marked by the arrow below available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 26, 2023 for shares held directly and by 11:59 P.M. ET on April 23, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR ALL nominees:

	For All	Withhold All	For All Except
1. The election as directors of all nominees listed below (except as marked to the contrary on the right), each for a three-year term:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Terence Gallagher   02) Edward J. Leppert   03) Nadine Leslie

The Board of Directors recommends you vote FOR Proposal 2:

	For	Against	Abstain
2. The approval (non-binding) of executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote 1 YEAR on Proposal 3:

	1 year	2 years	3 years	Abstain
3. An advisory (non-binding) vote on the frequency of stockholder voting on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 4:

	For	Against	Abstain
4. The ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2023.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report and Form 10K are available at www.proxyvote.com

REVOCABLE PROXY
PROVIDENT FINANCIAL SERVICES, INC.
ANNUAL MEETING OF STOCKHOLDERS
APRIL 27, 2023 10:00 a.m. E.T.
THE BOARD OF DIRECTORS OF PROVIDENT FINANCIAL SERVICES, INC.
SOLICITS THIS PROXY.

The undersigned hereby appoints Frank L. Fekete, James P. Dunigan and Matthew K. Harding or any of them, each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote as designated herein all shares of common stock of Provident Financial Services, Inc. (the "Company") that the undersigned is entitled to vote, only at the 2023 Annual Meeting of Stockholders (the "Annual Meeting"), to be held in a virtual format only, on Thursday, April 27, 2023 at 10:00 a.m., Eastern Standard Time, and at any and all adjournments or postponements thereof. The undersigned hereby further authorizes such proxies to vote in accordance with their best judgment upon such other matters as may properly come before such Annual Meeting and at any and all adjournments or postponements thereof.

THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THIS PROXY; AND FOR PROPOSALS 2 AND 4 AND IN THE CASE OF PROPOSAL 3, FOR ONE YEAR. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY THE PERSONS APPOINTED AS PROXIES HEREIN IN ACCORDANCE WITH THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

Should the signer elect to vote at the Annual Meeting or at any adjournment thereof, and after notification to the Secretary of the Company at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth in the Notice of the 2023 Annual Meeting of Stockholders and Proxy Statement, voting by Internet or telephone, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

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Continued and to be signed on reverse side